                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12

                            The Chubb Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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     (2)  Form, Schedule or Registration Statement No.:

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     (4)  Date Filed:

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

                             THE CHUBB CORPORATION

      15 MOUNTAIN VIEW ROAD, P.O. BOX 1615, WARREN, NEW JERSEY 07061-1615

                               ------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

     The Annual Meeting of Shareholders of The Chubb Corporation will be held at 15 Mountain View Road, Warren, New Jersey on April 24, 2001 at 11:00 A.M., local time, for the following purposes:

          1. To elect 16 Directors to serve until the next Annual Meeting of Shareholders and until their respective successors are elected and shall qualify.

          2.  To approve the selection of independent auditors for the year
     2001.

          3. To approve The Chubb Corporation Global Employee Stock Purchase Plan (2001), such Plan being set forth as Exhibit A to the accompanying Proxy Statement.

          4. To approve The Chubb Corporation Annual Incentive Compensation Plan (2001), such Plan being set forth as Exhibit B to the accompanying Proxy Statement.

          5. To approve The Chubb Corporation Stock Option Plan for Non-Employee Directors (2001), such Plan being set forth as Exhibit C to the accompanying Proxy Statement.

          6. To transact such other business as may properly be brought before the meeting and any adjournment thereof.

     Shareholders of record at the close of business on March 5, 2001 will be entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

                      By order of the Board of Directors,

                                            HENRY G. GULICK
                                                 Vice President and Secretary
Dated:  March 23, 2001

--------------------------------------------------------------------------------

     TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE FILL IN, SIGN, DATE AND RETURN THE PROXY SUBMITTED HEREWITH, IN THE ENCLOSED ADDRESSED ENVELOPE OR FOLLOW THE DIRECTIONS ACCOMPANYING THE PROXY TO VOTE USING A TOUCH-TONE TELEPHONE OR BY ACCESSING THE INTERNET. THE GIVING OF SUCH PROXY WILL NOT AFFECT YOUR RIGHT TO REVOKE SUCH PROXY BY APPROPRIATE WRITTEN NOTICE OR TO VOTE IN PERSON SHOULD YOU LATER DECIDE TO ATTEND THE MEETING.

                             THE CHUBB CORPORATION

      15 MOUNTAIN VIEW ROAD, P.O. BOX 1615, WARREN, NEW JERSEY 07061-1615

                               ------------------

                                PROXY STATEMENT

                               ------------------

                                                                  March 23, 2001

     The Proxy accompanying this Proxy Statement is solicited by the Board of Directors of The Chubb Corporation to be voted at the Annual Meeting of Shareholders on April 24, 2001 and at any adjournment thereof. The Proxy may be revoked by appropriate written notice at any time before it is exercised. See "Voting, Solicitation of Proxies, Shareholder Proposals and Nominations."

     A copy of the Corporation's Annual Report to Shareholders for 2000 accompanies this Proxy Statement and Proxy which are first being mailed to Shareholders on March 23, 2001.

     As of March 5, 2001, the record date for the determination of Shareholders entitled to vote at the Annual Meeting, 175,231,678 shares of Common Stock of the Corporation were issued and outstanding. Each share of Common Stock entitles the holder to one vote on all matters brought before the Annual Meeting.

     THE CORPORATION WILL FURNISH, WITHOUT CHARGE, TO ANY RECORD HOLDER OR BENEFICIAL OWNER OF ITS COMMON STOCK ON SUCH RECORD DATE, UPON RECEIPT OF A WRITTEN REQUEST, A COPY OF ITS ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K. WRITTEN REQUESTS SHOULD BE DIRECTED TO THE CHUBB CORPORATION TO THE ATTENTION OF HENRY G. GULICK, VICE PRESIDENT AND SECRETARY, 15 MOUNTAIN VIEW ROAD, P.O. BOX 1615, WARREN, NEW JERSEY 07061-1615.

     The Corporation is a holding company with subsidiaries principally engaged in the business of property and casualty insurance. Its principal subsidiaries are Federal Insurance Company ("Federal"), Chubb Executive Risk Inc., Pacific Indemnity Company ("Pacific"), Vigilant Insurance Company ("Vigilant"), Great Northern Insurance Company ("Great Northern"), Chubb Insurance Company of Canada ("Chubb Canada"), Chubb Insurance Company of Australia, Limited, Chubb Insurance Company of Europe, S.A., Chubb Re, Inc., Chubb Financial Solutions, Inc. and Bellemead Development Corporation ("Bellemead").

                             ELECTION OF DIRECTORS

     The following persons have been nominated by the Board of Directors to serve as Directors until the next Annual Meeting of Shareholders and until their respective successors shall be elected and shall qualify. All of the nominees were elected as members of the Board of Directors at the 2000 Annual Meeting except Karen Hastie Williams, who was elected a Director by the Board of Directors at its regular meeting on December 1, 2000 and Alfred W. Zollar, who is standing for election for the first time. Pursuant to the provisions of the By-Laws, the Board of Directors has fixed the number of Directors to be elected at 16. In the event that any of the nominees should be unable or unwilling to serve as a Director, it is intended that the Proxy will be voted for such person, if any, as shall be designated by the Board of Directors. However, the Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve as a Director.

                             NOMINEES FOR DIRECTOR

                          NAME AGE(1)
                          ---- ------
[ZOE BAIRD PHOTO]         ZOE BAIRD, age 48. President, The Markle Foundation since
                          January 1998. Ms. Baird first became a Director of the
                          Corporation in 1998. For six years, until the end of 1996,
                          Ms. Baird was Senior Vice President and General Counsel of
                          Aetna, Inc. During 1997, she was Senior Visiting Scholar and
                          Senior Research Associate at Yale Law School. Ms. Baird
                          founded and currently chairs Lawyers for Children America, is a member of the Council on Foreign Relations and the
                          American Law Institute and is on the Board of Save the
                          Children. Ms. Baird is a member of the Board of Trustees,
                          James A. Baker, III Institute for Public Policy and the
                          Brookings Institution.

[JOHN C. BECK PHOTO]      JOHN C. BECK, age 69. Member, Beck, Mack & Oliver LLC, an
                          investment counseling firm. Mr. Beck has been associated
                          with Beck, Mack & Oliver since 1958 and first became a
                          partner in 1962. He first became a Director of the
                          Corporation in 1988. Mr. Beck is also a Director of Russell
                          Reynolds Associates, Inc.

[SHEILA P. BURKE PHOTO]   SHEILA P. BURKE, age 50. Under Secretary for American
                          Museums and National Programs, Smithsonian Institution since
                          June 2000. Ms. Burke had been Executive Dean and Lecturer in
                          Public Policy of the John F. Kennedy School of Government,
                          Harvard University since 1996. Ms. Burke first became a
                          Director of the Corporation in 1997. For the ten years prior to her appointment as Executive Dean, Ms. Burke served as
                          Chief of Staff to the United States Senate Majority Leader
                          Bob Dole. She serves on the Board of Directors of Picker
                          Institute, Boston, MA and Wellpoint Health Networks Inc. She
                          is a Trustee of Marymount University, Arlington, VA and the
                          University of San Francisco, a member of the Kaiser
                          Foundation Commission on Medicaid and the Uninsured, a
                          member of the Board of Directors of the Center for Health
                          Care Strategies, Inc. and a member of the Board of Directors of Community Health Systems, Inc.

[JAMES I. CASH, JR.
PHOTO]                    JAMES I. CASH, JR., age 53. The James E. Robison Professor
                          of Business Administration, Harvard University. Professor
                          Cash has been a member of the Harvard Business School
                          faculty since 1976. Professor Cash first became a Director of the Corporation in 1996. He is also a Director of
                          Cambridge Technology Partners, Inc., General Electric
                          Company, Knight-Ridder, Inc., State Street Corporation and
                          WinStar Communications, Inc. He is a Trustee of the
                          Massachusetts General Hospital. Professor Cash is also an
                          overseer for the Boston Museum of Science.

                          NAME AGE(1)
                          ---- ------
[PERCY CHUBB, III PHOTO]  PERCY CHUBB, III, age 66. Former Vice Chairman of the
                          Corporation. Mr. Chubb retired as an officer of the
                          Corporation and employee on February 1, 1997 and served as a consultant through January 31, 1999. Prior to his retirement he had served as Vice Chairman since June 1986. Prior to his election as Vice Chairman, Mr. Chubb had been an Executive
                          Vice President since 1981. He had also served as Vice
                          Chairman of Bellemead, a Senior Vice President of Federal
                          and Chairman of Chubb Canada. Mr. Chubb had been associated with Chubb since 1958. He first became a Director of the
                          Corporation in 1978.

[JOEL J. COHEN PHOTO]     JOEL J. COHEN, age 63. Former Managing Director, Investment
                          Banking Department, and Director, Mergers and Acquisitions,
                          Donaldson, Lufkin & Jenrette Securities Corporation until
                          his retirement on November 3, 2000. Mr. Cohen had been
                          associated with Donaldson, Lufkin & Jenrette Securities
                          Corporation since October 1989. He first became a Director of the Corporation in 1984. Mr. Cohen was a consultant from
                          February 1988 until October 1989. Mr. Cohen had been General
                          Counsel: Presidential Task Force on Market Mechanisms from
                          November 1987 through January 1988 and a Partner of Davis
                          Polk & Wardwell, attorneys, until September 1987. He had
                          been associated with Davis Polk & Wardwell from 1963 until
                          September 1987 and became a Partner in 1969. Mr. Cohen is
                          also a Director of Maersk, Inc.

[JAMES M. CORNELIUS       JAMES M. CORNELIUS, age 57. Chairman, Guidant Corporation.
PHOTO]                    Mr. Cornelius has been associated with Guidant Corporation since September 1994 when he was elected Chairman of the
                          Board of Directors. Mr. Cornelius retired as a senior
                          executive of Guidant Corporation on August 1, 2000. From
                          1986 to 1994, he was Vice President of Finance and Chief
                          Financial Officer and Director of Eli Lilly and Company. He
                          first became a Director of the Corporation in 1998. Mr.
                          Cornelius is currently a Director of Guidant Corporation,
                          Hughes Electronics Corporation and American United Life
                          Insurance Company and he serves as a Trustee of DePauw
                          University and Treasurer of the Board of Governors of the
                          Indianapolis Museum of Art.

[DAVID H. HOAG PHOTO]     DAVID H. HOAG, age 61. Former Chairman, The LTV Corporation.
                          Mr. Hoag retired as Chairman on February 1, 1999 and served as Chairman and Chief Executive Officer from January 1991
                          until September 1, 1998. Mr. Hoag also served as President and Chief Executive Officer of LTV Steel Company from 1983 until 1990. Mr. Hoag had been associated with The LTV
                          Corporation since 1960. On December 29, 2000, The LTV
                          Corporation and 48 of its direct and indirect subsidiaries filed voluntary petitions under Chapter 11 of the United
                          States Code in the United States Bankruptcy Court for the
                          Northern District of Ohio, Eastern Division. He first became a Director of the Corporation in 1994. Mr. Hoag is also a
                          Director of Brush Engineered Products, The Lubrizol
                          Corporation, NACCO Industries, Inc., PolyOne and Chairman of
                          the Federal Reserve Board of Cleveland. Mr. Hoag is also a
                          Trustee of Allegheny College and University Hospitals --
                          Cleveland.

                          NAME AGE(1)
                          ---- ------
[DEAN R. OHARE PHOTO]     DEAN R. O'HARE, age 58. Chairman and Chief Executive Officer
                          of the Corporation since June 1988. Mr. O'Hare also served as President between December 1994 and September 1996 and
                          was President from 1986 until 1988. Mr. O'Hare was elected an Executive Vice President in 1985 and a Senior Vice
                          President in 1979. Mr. O'Hare has been associated with Chubb since 1963. He first became a Director of the Corporation in
                          1984. Mr. O'Hare is also a Director of the Fluor Corporation and H.J. Heinz Company.

[WARREN B. RUDMAN PHOTO]  WARREN B. RUDMAN, age 70. Partner, Paul, Weiss, Rifkind,
                          Wharton & Garrison, attorneys, since January 1993. Senator
                          Rudman first became a Director of the Corporation in 1993.
                          Prior to January 1993, Senator Rudman had been a United
                          States Senator from New Hampshire since 1980. He is also on the Board of Governors of the American Stock Exchange, a
                          Director of Allied Waste Industries, Inc., Collins & Aikman
                          Corporation, Boston Scientific and Raytheon Company and a
                          Director of several funds in the Dreyfus Family of Mutual
                          Funds. Senator Rudman is also Chairman of the President's
                          Foreign Intelligence Advisory Board and Co-Chairman of the
                          Concord Coalition and serves on the Senior Advisory Board of the Institute of Politics of the John F. Kennedy School of
                          Government at Harvard University.

[SIR DAVID G. SCHOLEY     SIR DAVID G. SCHOLEY, CBE, age 65. Senior Advisor, UBS
 PHOTO]                   Warburg since September 1997. Prior to September 1997, Sir
                          David had been Chairman of the International Advisory
                          Council, Swiss Bank Corporation since November 1995. He had been Chairman of SBC Warburg, the investment banking
                          division of Swiss Bank Corporation, from February 1995 until
                          November 1995. Prior to February 1995, Sir David had been
                          Executive Chairman of S.G. Warburg Group plc since 1984. He first became a Director of the Corporation in 1991. Sir
                          David is a Director of Vodafone Group plc, Deputy Chairman
                          of Anglo American plc and Chairman of Close Brothers Group
                          plc. He is also Chairman, Board of Governors, of Wellington
                          College, a Trustee of the Glyndebourne Arts Trust and The
                          National Portrait Gallery, Governor of the National
                          Institute of Economic and Social Research and Chairman,
                          International Council, INSEAD.

[RAYMOND G. H. SEITZ      RAYMOND G.H. SEITZ, age 60. Vice Chairman, Lehman Bros.
PHOTO]                    International (Europe) since April 1995 following his
                          retirement as Ambassador of the United States of America to the Court of St. James's. He first became a Director of the
                          Corporation in 1994. Previously he was Assistant Secretary
                          of State for European and Canadian Affairs from 1989 to
                          1991. Ambassador Seitz had served in the United States
                          Foreign Service since 1966 wherein he held many positions in the U.S. and abroad. Ambassador Seitz is also a Director of
                          British Airways plc, Cable & Wireless Co. plc, Marconi plc,
                          Pacific Century CyberWorks and Rio Tinto plc. He is a
                          Trustee of the National Gallery and the Royal Academy.

                          NAME AGE(1)
                          ---- ------
[LAWRENCE M. SMALL        LAWRENCE M. SMALL, age 59. Secretary of the Smithsonian
PHOTO]                    Institution since January 2000. Mr. Small had been President and Chief Operating Officer of Fannie Mae since September
                          1991. He first became a Director of the Corporation in 1989.
                          Prior to September 1991, when Mr. Small joined Fannie Mae, he had served as Vice Chairman and Chairman of the Executive
                          Committee of Citicorp and Citibank, N.A. since January 1990.
                          He had been associated with Citibank since 1964. Mr. Small also serves on the Boards of Marriott International, Inc.,
                          New York City's Spanish Repertory Theatre, Mt. Sinai-New
                          York University Medical Center and Health System, the
                          National Gallery of Art, the John F. Kennedy Center for the
                          Performing Arts and the Woodrow Wilson International Center
                          for Scholars.

[KAREN HASTIE WILLIAMS    KAREN HASTIE WILLIAMS, age 56. Partner, Crowell & Moring,
PHOTO]                    LLP since 1982. Ms. Williams had been a law clerk to Mr.
                          Justice Thurgood Marshall and Judge Spottswood W. Robinson
                          III of the United States Court of Appeals for the District
                          of Columbia Circuit. She also served as Chief Counsel to the
                          United States Senate Committee on the Budget and as
                          Administrator of the Office of Federal Procurement Policy in
                          the Office of Management and Budget. She first became a
                          Director of the Corporation in December 2000. Ms. Williams
                          is also a Director of Continental Airlines Inc., Gannett
                          Company, Charles E. Smith Residential Realty, Inc. and
                          SunTrust Mid-Atlantic Bank, Inc. She is also Trustee,
                          Amherst College, Black Student Fund and NAACP Legal Defense
                          and Education Fund.

[JAMES M. ZIMMERMAN       JAMES M. ZIMMERMAN, age 57. Chairman and Chief Executive
PHOTO]                    Officer of Federated Department Stores, Inc. He has been
                          associated with Federated Department Stores, Inc. since
                          1965. Mr. Zimmerman was elected to his present position in
                          May 1997. Prior to that he had been President and Chief
                          Operating Officer since March 1988. He first became a
                          Director of the Corporation in 1998. Mr. Zimmerman is also a
                          Director of Federated Department Stores, Inc. and H.J. Heinz
                          Company.

[ALFRED W. ZOLLAR PHOTO]  ALFRED W. ZOLLAR, age 46. President and Chief Executive
                          Officer of Lotus Development (a subsidiary of IBM
                          Corporation) since 2000. Mr. Zollar had been General
                          Manager, Network Computing Software Division, IBM
                          Corporation from May 1998 to February 2000; General Manager,
                          Network Software, IBM Corporation from October 1996 to May
                          1998 and Senior Vice President, Development, Tivoli Systems,
                          an IBM Company, from February 1996 to October 1996. Mr.
                          Zollar is a Board member of the Executive Leadership
                          Council.

------------------
(1) As of April 24, 2001.

BENEFICIAL SHARE OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table lists Chubb stock-based holdings, including the beneficial ownership of the Corporation's Common Stock by Directors, the Chief Executive Officer, the four most highly compensated executive officers other than the Chief Executive Officer and Directors and executive officers as a group, in accordance with the definitions adopted by the Securities and Exchange Commission under Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "Act"). No Director or officer beneficially owns as much as one half of 1% of the outstanding Common Stock, except for Mr. O'Hare whose beneficial ownership reflected in the table is .54%.

                                         NUMBER OF SHARES OF
                                            COMMON STOCK
                                         BENEFICIALLY OWNED
                 NAME                     MARCH 5, 2001(1)     DEFERRAL PLAN(2)     TOTAL
                 ----                    -------------------   ----------------     -----
Zoe Baird..............................           8,500                843            9,343(3)
John C. Beck...........................          78,322             15,626           93,948(4)(22)
Sheila P. Burke........................          16,265                 --           16,265(5)
James I. Cash, Jr......................          20,200                 --           20,200(6)
Percy Chubb, III.......................         797,031                 --          797,031(7)(22)
Joel J. Cohen..........................          52,900             12,571           65,471(8)
James M. Cornelius.....................          21,000              2,191           23,191(9)
David H. Hoag..........................          25,000              1,295           26,295(10)
Dean R. O'Hare.........................         937,606                 --          937,606(11)(21)(22)
Warren B. Rudman.......................          32,200              2,639           34,839(12)
Sir David G. Scholey, CBE..............          37,000              3,510           40,510(13)(22)
Raymond G. H. Seitz....................          24,200                 --           24,200(14)
Lawrence M. Small......................          54,000              2,200           56,200(15)
Karen Hastie Williams..................             100                 --              100
James M. Zimmerman.....................          12,100                415           12,515(16)
Alfred W. Zollar.......................             100                 --              100
John J. Degnan.........................         305,540                 --          305,540(17)(21)(22)
David B. Kelso.........................         218,542                 --          218,542(18)(21)
Thomas F. Motamed......................         220,678                 --          220,678(19)(21)
Michael O'Reilly.......................         292,198                 --          292,198(20)(21)
Directors and Executive Officers as a
  group................................       4,121,989             41,290        4,163,279(22)

---------------

      (1) Each person has sole voting and investment power with respect to the shares listed, unless otherwise indicated.

      (2) Includes compensation allocated to the Market Value Account of the Deferred Compensation Plan for Non-Employee Directors (See "Directors' Compensation" on page 12). The value of units allocated to this account is based upon the market value of the Corporation's Common Stock.

      (3) Includes 8,000 shares that may be purchased within 60 days pursuant to The Chubb Corporation Stock Option Plan for Non-Employee Directors (1996).

      (4) Includes 26,722 shares held in accounts managed by Beck, Mack & Oliver LLC, for which Mr. Beck disclaims beneficial ownership, 1,000 shares held in a trust for Mr. Beck's benefit and 48,000 shares that may be purchased within 60 days pursuant to The Chubb Corporation Stock Option Plans for Non-Employee Directors.

      (5) Includes 16,000 shares that may be purchased within 60 days pursuant to The Chubb Corporation Stock Option Plan for Non-Employee Directors (1996).

      (6) Includes 20,000 shares that may be purchased within 60 days pursuant to The Chubb Corporation Stock Option Plans for Non-Employee Directors.

      (7) Includes 3,195 shares held by trusts for Mr. Chubb's benefit, 19,084 shares owned by a member of Mr. Chubb's family who lives in his home, 519,183 shares owned by the Victoria Foundation Inc., of which

Mr. Chubb is President and one of 14 trustees, 56,764 shares which Mr. Chubb has a right to purchase within 60 days under The Chubb Corporation Long-Term Stock Incentive Plans and 16,000 shares that may be purchased within 60 days pursuant to The Chubb Corporation Stock Option Plan for Non-Employee Directors (1996). Mr. Chubb disclaims beneficial ownership of 538,267 of such shares.

      (8) Includes 44,000 shares that may be purchased within 60 days pursuant to The Chubb Corporation Stock Option Plans for Non-Employee Directors.

      (9) Includes 12,000 shares that may be purchased within 60 days pursuant to The Chubb Corporation Stock Option Plan for Non-Employee Directors (1996).

     (10) Includes 24,000 shares that may be purchased within 60 days pursuant to The Chubb Corporation Stock Option Plans for Non-Employee Directors.

     (11) Includes 708 shares held by members of Mr. O'Hare's family who live in his home, 5,743 shares held by a family limited partnership, 784,446 shares that may be purchased within 60 days pursuant to The Chubb Corporation Long-Term Stock Incentive Plans and 417 shares which Mr. O'Hare has the right to purchase within 60 days under the Stock Purchase Plan (1989). Mr. O'Hare disclaims beneficial ownership of 6,451 of such shares.

     (12) Includes 32,000 shares that may be purchased within 60 days pursuant to The Chubb Corporation Stock Option Plans for Non-Employee Directors.

     (13) Includes 100 shares owned by a member of Sir David Scholey's family who lives in his home, of which Sir David disclaims beneficial ownership and 36,000 shares that may be purchased within 60 days pursuant to The Chubb Corporation Stock Option Plans for Non-Employee Directors.

     (14) Includes 24,000 shares that may be purchased within 60 days pursuant to The Chubb Corporation Stock Option Plans for Non-Employee Directors.

     (15) Includes 44,000 shares that may be purchased within 60 days pursuant to The Chubb Corporation Stock Option Plans for Non-Employee Directors.

     (16) Includes 12,000 shares that may be purchased within 60 days pursuant to The Chubb Corporation Stock Option Plan for Non-Employee Directors (1996).

     (17) Includes 432 shares held by members of Mr. Degnan's family who live in his home, 274,300 shares which Mr. Degnan has the right to purchase within 60 days under The Chubb Corporation Long-Term Stock Incentive Plans, 417 shares which Mr. Degnan has the right to purchase within 60 days under the Stock Purchase Plan (1989) and 3,562 shares in the Corporation Stock Fund of the Capital Accumulation Plan of The Chubb Corporation, Chubb & Son Inc. and Participating Affiliates. Mr. Degnan disclaims beneficial ownership of 432 such shares.

     (18) Includes 202,685 shares which Mr. Kelso has the right to purchase within 60 days under The Chubb Corporation Long-Term Stock Incentive Plan (1996) and 417 shares which Mr. Kelso has the right to purchase within 60 days under the Stock Purchase Plan (1989).

     (19) Includes 201,488 shares which Mr. Motamed has the right to purchase within 60 days under The Chubb Corporation Long-Term Stock Incentive Plans, 417 shares which Mr. Motamed has the right to purchase within 60 days under the Stock Purchase Plan (1989) and 841 shares in the Corporation Stock Fund of the Capital Accumulation Plan of The Chubb Corporation, Chubb & Son Inc. and Participating Affiliates.

     (20) Includes 242,029 shares which Mr. O'Reilly has the right to purchase within 60 days under The Chubb Corporation Long-Term Stock Incentive Plans and 417 shares which Mr. O'Reilly has the right to purchase within 60 days under the Stock Purchase Plan (1989).

     (21) Includes 2,231, 827, 2,486, 2,395 and 3,126 shares which were allocated to Messrs. Degnan, Kelso, Motamed, O'Hare and O'Reilly, respectively, pursuant to The Chubb Corporation Employee Stock Ownership Plan (the "ESOP").

     (22) Such shares include the shares reflected above as to which Messrs. Beck, Chubb, Degnan, O'Hare and Scholey disclaim beneficial ownership, 28,659 shares which executive officers other than those listed in the table above disclaim beneficial ownership, 25,249 shares which were allocated to executive officers other than those listed in the table above pursuant to the ESOP, 605,032 shares which executive officers other than those listed in the table above have the right to purchase within 60 days under The Chubb Corporation Long-Term Stock Incentive Plans, 2,919 shares which executive officers other than those listed in the table above have the right to purchase within 60 days under the Stock Purchase Plan
(1989) and 6,937 shares in the Corporation Stock Fund of the Capital Accumulation Plan of The Chubb Corporation, Chubb & Son Inc. and Participating Affiliates which are beneficially owned by three executive officers other than those listed in the table above. All Directors and executive officers as a group own 2.4% of the outstanding Common Stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     As required by Securities and Exchange Commission rules, the Corporation notes that on April 24, 2000, Dean R. O'Hare, Chairman and Chief Executive Officer of the Corporation was granted a stock option award by the Organization & Compensation Committee based on a Black-Scholes monetized value on date of grant. Because an incorrect fair market value for the Corporation's Common Stock was used in the conversion of the monetized award grant, the option exercise price was overstated by 31 1/4 cents per share and the number of options was understated by 686. This correction was reported on an amended Form 5 on March 8, 2001. Stephen J. Sills, an Executive Vice President of The Chubb Corporation, was late in reporting two gifts of Common Stock on September 19, 1999. These gifts were reported on a Form 5 on February 15, 2001. Charles M. Luchs, an Executive Vice President of Chubb & Son, a division of Federal Insurance Company, was late in reporting two sales of Common Stock on March 23, 2000 and May 24, 2000. These sales were reported on a Form 5 on February 15, 2001.

CERTAIN SHAREHOLDERS

     As of March 5, 2001 the Royal & Sun Alliance Insurance Group plc ("Royal & Sun Alliance") at 30 Berkeley Square, London, WIX 5HA, England reported that it held 9,023,916 shares of Common Stock of the Corporation (approximately 5.2% of the outstanding Common Stock at March 5, 2001). Royal & Sun Alliance has reported that it holds such shares for the purpose of investment.

     FMR Corp. ("FMR") (at 82 Devonshire Street, Boston, Massachusetts 02109) has filed a Schedule 13G under the Securities Exchange Act of 1934 (the "1934 Act") indicating that as of December 31, 2000, it beneficially owned 16,563,063 shares of Common Stock (approximately 9.47% of the outstanding Common Stock at December 31, 2000) through (i) three wholly-owned subsidiaries: Fidelity Management & Research Company ("Fidelity"), Fidelity Management Trust Company ("Fidelity Trust") and Strategic Advisers, Inc. ("Strategic Advisers") and (ii) its interest in Fidelity International Limited ("FIL") (at 42 Crowlane, Hamilton, Bermuda), a Bermuda joint stock company. FMR has reported that its shares of Common Stock were not acquired with the purpose or effect of changing or influencing control of the Corporation.

     Fidelity is the beneficial owner of 15,915,293 shares or approximately 9.104% of the Common Stock outstanding of the Corporation at December 31, 2000, as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d, FMR Corp., through its control of Fidelity, and the funds each has sole power to dispose of the 15,915,293 shares owned by the Funds. Neither FMR Corp. nor Edward C. Johnson 3d, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds' Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds' Boards of Trustees.

     Fidelity Trust is the beneficial owner of 452,670 shares or approximately 0.258% of the Common Stock outstanding of the Corporation at December 31, 2000 as a result of its serving as investment manager of the institutional account(s). Edward C. Johnson 3d and FMR Corp., through its control of Fidelity Trust, each has sole dispositive power over 452,670 shares and sole power to vote or to direct the voting of 360,670 shares, and no power to vote or to direct voting of 92,000 shares of Common Stock owned by the institutional account(s) as reported above.

     Strategic Advisers, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, provides investment advisory services to individuals. It does not have sole power to vote or direct the voting of shares of certain securities held for clients and has sole dispositive power over such securities. As such, FMR Corp.'s beneficial ownership may include shares beneficially owned through Strategic Advisers.

     Members of the Edward C. Johnson 3d family are the predominant owners of Class B shares of Common Stock of FMR Corp., representing approximately 49% of the voting power of FMR Corp. Mr. Johnson 3d owns 12.0% and Abigail Johnson owns 24.5% of the aggregate outstanding voting stock of FMR Corp. Mr. Johnson 3d is Chairman of FMR Corp. and Abigail P. Johnson is a Director of FMR Corp. The Johnson family group and all other Class B shareholders have entered into a shareholders' voting agreement under which all Class B shares will be voted in accordance with majority vote of Class B shares. Accordingly, through their ownership of voting Common Stock and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp.

     FIL provides investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. FIL is the beneficial owner of 195,000 shares or approximately 0.111% of the Common Stock at December 31, 2000. FIL has sole power to vote and dispose of 195,100 shares.

     FMR Corp. and FIL have reported that they are of the view that they are not acting as a "group" for purposes of Section 13(d) and that they are not otherwise required to attribute to each other the "beneficial ownership" of securities "beneficially owned" by the other corporation.

     The Board of Directors knows of no other beneficial owner of five percent or more of the Corporation's Common Stock nor does it know of any arrangement which may at a subsequent date result in a change in control of the Corporation. See "Transactions with Certain Shareholders."

AUDIT, ORGANIZATION & COMPENSATION AND NOMINATING COMMITTEES

     The Board of Directors has, among other Committees, an Audit Committee, an Organization & Compensation Committee and a Nominating Committee.

     The Audit Committee is composed of Messrs. Cohen (Chairman), Cash, Cornelius and Seitz, and Ms. Baird and Ms. Burke. Each of the Audit Committee members is independent as defined by the New York Stock Exchange listing standards. The Audit Committee's report can be found on page 11 and a copy of the Audit Committee's Charter is included as Exhibit D to this Proxy Statement.

     The Organization & Compensation Committee is composed of Messrs. Small (Chairman), Cornelius, Hoag and Rudman. Sheila P. Burke was a member of the Committee until July 1, 2000. No officer of the Corporation or any of its subsidiaries may serve on the Organization & Compensation Committee. In 2000, the Committee met five times. The Committee monitors the performance and oversees the promotion of the senior executive officers of the Corporation and its principal operating subsidiaries and periodically consults with the Chief Executive Officer and other members of senior management regarding the development of qualified replacements to succeed key executives and other aspects of succession planning. The Committee determines overall compensation policy for senior management of the Corporation, recommending to the Board of Directors new compensation programs or changes in existing programs which the Committee finds appropriate. Any action to be taken with regard to the salary of any employee of the Corporation or any of its subsidiaries, which is in excess of certain amounts, is subject to ratification by the Committee. In addition, the Committee performs administrative functions pursuant to The Chubb Corporation Director's Charitable Award Program, The Chubb Corporation Long-Term Stock Incentive Plan (1992), The Chubb Corporation Long-Term Stock Incentive Plan (1996), The Chubb Corporation Long-Term Stock Incentive Plan (2000) (the "Long-Term Stock Incentive Plans"), the Annual Incentive Compensation Plan
(1996) (the "Annual Incentive Compensation Plan"), The Profit Sharing Plan of The Chubb Corporation, Chubb & Son Inc. and Participating Affiliates (1987) (the "Profit Sharing Plan (1987)"), The Chubb Corporation Investment Department/Chubb Asset Managers, Inc. Incentive Compensation Plan (the "Investment Department

Incentive Plan"), the Stock Purchase Plan (1989) of The Chubb Corporation (the "Stock Purchase Plan (1989)") and The Chubb Corporation Executive Deferred Compensation Plan and ratifies certain awards made pursuant to incentive or bonus plans of subsidiaries of the Corporation.

     The Nominating Committee is composed of Messrs. Hoag (Chairman), Cohen and Rudman. The Committee seeks out, evaluates and recommends qualified nominees for election as Directors, considers Director performance before recommending re-election and makes recommendations concerning the size and composition of the Board. In 2000, the Committee met three times. The Committee will consider Shareholder recommendations for Director nominees, provided that such recommendations are submitted to the Corporation in accordance with the same requirements and procedures as are set forth in the Corporation's By-Laws for nominations by Shareholders of persons for election as directors at an Annual Meeting. These requirements and procedures are summarized under "Voting, Solicitation of Proxies, Shareholder Proposals and Nominations" on page 34 of this Proxy Statement. For additional information on this process, Shareholders should write to Henry G. Gulick, Vice President and Secretary, The Chubb Corporation, 15 Mountain View Road, P.O. Box 1615, Warren, New Jersey 07061-1615.

                             AUDIT COMMITTEE REPORT

     In accordance with its written charter adopted by the Board of Directors in 2000, a copy of which is attached as Exhibit D to this Proxy Statement, the Audit Committee of the Board assists the Board in monitoring (1) the integrity of the financial statements of the Corporation, (2) the compliance by the Corporation with legal and regulatory requirements, (3) the independence and performance of the Corporation's independent auditors and (4) the performance of the Corporation's internal auditors. Management of the Corporation has the responsibility for the preparation of the Company's financial statements and the independent auditors have the responsibility for the examination of those statements. In 2000, the Audit Committee met four times.

     The Audit Committee reviewed and discussed the audited financial statements of the Corporation as of and for the year ended December 31, 2000 with management and the independent auditors. The Audit Committee also discussed with the independent auditors, who are responsible for expressing an opinion on the conformity of the Corporation's audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Corporation's accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including any matters required to be discussed by SAS 61. In addition, the Audit Committee has received the written disclosures and the letter from the Corporation's independent auditors required by Independence Standards Board Standard No. 1 and has discussed with the independent auditors the auditors' independence from management and the Corporation, including the matters required by the Independence Standards Board and considered the compatibility of non-audit services with the auditors' independence.

     The Audit Committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of the Company's internal controls and the internal audit function's organization, responsibilities, budget and staffing. The Audit Committee reviewed with both the independent auditors and the internal auditors their audit plans, audit scope and identification of audit risks. The Audit Committee reviewed the annual report of the Corporation's loss reserves and met with management and the Corporation's outside reserve advisors to discuss the adequacy of the Corporation's loss reserves. The Audit Committee met with management to review the Corporation's major business risk exposures and the Corporation's procedures for monitoring and managing business risk and its policies and procedures regarding compliance with applicable laws and regulations and the Corporation's code of business conduct.

     Based on the above-mentioned reviews and discussions with management and the independent auditors, internal auditors and outside reserve advisors, as well as other reviews and discussions by the Audit Committee, the Audit Committee recommended to the Board that the Corporation's audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2000, for filing with the Securities and Exchange Commission. The Audit Committee also recommended the reappointment, subject to shareholder approval, of the independent auditors and the Board concurred with such recommendation.

     The foregoing report has been furnished by the following members of the Board of Directors of the Corporation who comprise the Audit Committee:

  Joel J. Cohen (Chairman)  James I. Cash, Jr.
  Zoe Baird                 James M. Cornelius
  Sheila P. Burke           Raymond G. H. Seitz

DIRECTORS' ATTENDANCE

     In 2000, there were four meetings of the Board of Directors of the Corporation. All of the incumbent Directors attended 75% or more of the aggregate of the Board and the respective Committee meetings.

DIRECTORS' COMPENSATION

     All Directors of the Corporation are also directors of Federal. It is the practice of the Corporation's Board of Directors to hold concurrent meetings with the Board of Directors of Federal.

     Each Director receives an annual stipend in the amount of $35,000, all of which is paid by the Corporation. In addition, a meeting fee of $1,500 is paid to Directors for each meeting of the Board of Directors attended. Directors receive a fee of $1,500 for each Committee meeting attended. In those instances where the Boards or Committees of the Corporation and Federal meet concurrently, each shares proportionately in the payment of the fees. In addition, members of the Finance Committee, the Executive Committee, the Organization & Compensation Committee, the Audit Committee, the Nominating Committee and the Pension & Profit Sharing Committee receive an annual stipend from the Corporation of $7,500. The Chairmen of the Audit Committee and of the Organization & Compensation Committee receive annual stipends from the Corporation of $15,000 for service on those Committees in lieu of the foregoing Committee stipends. As members of the International Advisory Board of The Chubb Corporation, Messrs. O'Hare and Scholey received meeting fees of $5,000 each in 2000. Directors who are officers of the Corporation receive meeting fees for attendance at Directors' meetings only and do not receive stipends or fees for Committee meetings.

     Pursuant to the Deferred Compensation Plan for Non-Employee Directors adopted by the Corporation in 1987, Directors may elect to defer, until a date specified, receipt of all or a portion of their compensation. This plan provides that, in addition to a Cash Account upon which amounts deferred earn interest compounded quarterly, at the prime rate of Citibank, N.A. in effect on certain specified dates, amounts deferred may also be allocated to a Market Value Account, the value of which is based upon the market value of the Corporation's Common Stock from time to time, a Shareholder's Equity Account, the value of which is based upon the book value of the Corporation's Common Stock established on an annual basis, or a combination of such accounts. At its regular Board meeting in December 1995, the Board of Directors adopted guidelines suggesting that eligible Non-Employee Directors voluntarily defer 50% of all stipends into the Market Value Account starting in 1996. At March 5, 2001, deferred compensation accounts were maintained for 10 Directors, of which eight Directors are currently deferring compensation pursuant to this plan. For 2000, Directors deferred $526,375 of compensation from the Corporation and its subsidiaries. During 2000, Mr. Seitz agreed to waive the right to receive $135,381 previously deferred under the Plan in connection with the purchase of a life insurance policy on his life and the life of his spouse under the Corporation's Estate Enhancement Program and in connection therewith recognized imputed income of $67.66 for the premiums paid by the Corporation for this policy. In addition, Messrs. Hoag and Small recognized imputed income of $646.99 and $637.14, respectively, in 2000 in connection with life insurance policies purchased in prior years under the same Program. The cost of the life insurance policies to the Corporation will not exceed the after-tax cost the Corporation expected to incur in connection with the payment of previously deferred amounts under the Plan. At December 31, 2000, the aggregate account values reflecting Directors' deferrals and earnings on such deferrals were as follows: $3,571,555 for the Market Value Account, $141,814 for the Shareholder's Equity Account and $23,430 for the Cash Account.

DIRECTOR'S CHARITABLE AWARD PROGRAM

     Effective January 1, 1992, the Corporation established the Director's Charitable Award Program. Under the Program, which is administered by the Organization & Compensation Committee, each Non-Employee Director following his or her first election to the Board of Directors by Shareholders may recommend that the Corporation direct one or more charitable contributions totalling $500,000 to eligible tax exempt organiza-tions. Generally, eligible Directors are paired, and contributions are made to the organizations selected by a Director upon the death of the second paired Director. At March 5, 2001, 13 eligible Directors were participating in the Program. The Program may be funded by the Corporation through, among other vehicles, the purchase of life insurance policies on the lives of the Directors. Individual Directors derive no financial benefit from this Program since all charitable deductions accrue solely to the Corporation. The Program may be terminated at any time by the Organization & Compensation Committee.

NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

     The Chubb Corporation Stock Option Plan for Non-Employee Directors (1988) was adopted by the Board of Directors and approved by Shareholders in 1988 and was amended, extended and renamed The Chubb Corporation Stock Option Plan for Non-Employee Directors (1992) by the Board of Directors and approved by Shareholders in 1992. Upon the recommendation of the Board of Directors, it was again extended, amended and approved by Shareholders in 1996 as The Chubb Corporation Stock Option Plan for Non-Employee Directors (1996) (the "1996 Non-Employee Directors Plan"). The 1996 Non-Employee Directors Plan provides that an aggregate of 400,000 shares of Common Stock of the Corporation be available for issuance upon exercise of options granted thereunder. The 1996 Non-Employee Directors Plan will terminate on the day following the 2001 Annual Meeting of Shareholders. The Board of Directors has unanimously recommended the adoption of the 2001 Non-Employee Directors Plan by Shareholders at the 2001 Annual Meeting. See "Proposal to Approve The Chubb Corporation Stock Option Plan for Non-Employee Directors (2001)".

     The 1996 Non-Employee Directors Plan is administered by the Board of Directors. Only Eligible Directors, as defined, may receive options under the 1996 Non-Employee Directors Plan. There are currently 14 Eligible Directors. Following the election of Directors, as of the date of each Annual Meeting that occurs while the 1996 Non-Employee Directors Plan is in effect, each individual who is then an Eligible Director will be granted an option to purchase 4,000 shares of Common Stock of the Corporation. The purchase price per share of the Common Stock deliverable upon exercise of the option shall be 100% of the fair market value per share of Common Stock on the day the option is granted.

     Options granted under the 1996 Non-Employee Directors Plan are non-statutory options. The options shall be exercisable in whole or in part at all times after the date of grant and are transferable to certain members of the optionee's immediate family. All outstanding options held by an optionee shall be automatically canceled upon termination of the optionee's service as an Eligible Director, except for terminations due to retirement and under certain other specified circumstances.

     In the case of certain mergers, consolidations or combinations of the Corporation with or into other corporations, or in the event of a Change of Control of the Corporation, as defined, the holder of each option then outstanding shall have, unless the Board of Directors determines otherwise, the right to receive on the date or effective date of such event a cash payment in an amount calculated as set forth in the Non-Employee Directors Plans.

                EXECUTIVE COMPENSATION AND CERTAIN TRANSACTIONS

I.  SUMMARY COMPENSATION TABLE

                                                                               LONG TERM
                                 ANNUAL COMPENSATION                         COMPENSATION
                             ---------------------------                -----------------------
                                                                          AWARDS      PAYOUTS
                                                                        ----------   ----------
                                                                        SECURITIES
                                                           RESTRICTED   UNDERLYING                ALL OTHER
                                                             STOCK       OPTIONS/       LTIP       COMPEN-
NAME AND PRINCIPAL POSITION  YEAR  SALARY(1)    BONUS(2)   AWARDS(3)     SARS(4)     PAYOUTS(5)   SATION(6)
---------------------------  ----  ---------    --------   ----------   ----------   ----------   ---------
Dean R. O'Hare...........    2000  $1,004,751   $800,000    $      0     449,862      $      0     $189,486
 Chairman and                1999     991,107    800,000     143,234     222,480       448,508      227,246
 Chief Executive Officer     1998     925,424    850,000     250,184      73,245       826,775      290,660
Thomas F. Motamed........    2000     389,584    400,000           0     180,853             0       84,025
 Executive Vice President    1999     347,693    400,000     107,402      72,999        75,935       97,244
                             1998     296,154    425,000     187,593      23,755       110,237       88,798
John J. Degnan...........    2000     395,835    350,000           0     154,004             0       78,611
 President                   1999     381,040    350,000      89,509      67,838       203,436       95,491
                             1998     350,193    400,000     156,387      28,500       308,651      115,842
Michael O'Reilly.........    2000     386,035    350,000           0     136,990             0       74,048
 Executive Vice President    1999     372,685    300,000      89,509      65,450       131,099       92,869
                             1998     351,520    325,000     156,387      23,755       220,473      103,580
David B. Kelso...........    2000     416,876    250,000           0     136,960             0       70,985
 Executive Vice President    1999     408,347    250,000      85,960      65,450       196,192       88,758
                             1998     387,116    325,000     156,387      23,755       330,710      111,261

---------------

(1) Includes Director's fees for 2000, 1999 and 1998 of $11,000, $12,500,
    $11,000 for Mr. O'Hare.

(2) Includes for Messrs. O'Hare, Motamed, Degnan, O'Reilly and Kelso amounts paid for such years under the Annual Incentive Compensation Plan (including certain amounts for 1999 and 2000 that were deferred at the election of certain of these executives).

(3) For the purposes of the Securities and Exchange Commission's compensation reporting rules, outstanding performance share awards are treated as equivalent to restricted stock units. The total number and value (based on a per share price at December 29, 2000 of $86.50) of performance shares outstanding for the three year periods ending December 31, 2001 and 2002 are 30,059 ($2,600,104) for Mr. O'Hare, 17,847 ($1,543,766) for Mr. Motamed,
    16,908 ($1,462,542) for Mr. Degnan, 15,550 ($1,345,075) for Mr. O'Reilly and
    15,029 ($1,300,009) for Mr. Kelso. The total outstanding nonvested Restricted Stock award balances as of December 29, 2000 were 7,171 shares ($620,292) for Mr. O'Hare, 5,377 shares ($465,111) for Mr. Motamed, 4,482 shares ($387,693) for Mr. Degnan, 4,482 shares ($387,693) for Mr. O'Reilly and 4,408 shares ($381,292) for Mr. Kelso. Dollar values are based on a value per share of $86.50 on December 29, 2000 for awards outstanding on such date.

(4) Includes options granted in such years (including restoration options) under the Long-Term Stock Incentive Plans. See Options/SAR Grants table below for more information on the 2000 grants.

(5) Includes payments made in settlement of performance share awards for Messrs. O'Hare, Motamed, Degnan, O'Reilly and Kelso for the three year periods ended December 31, 1998, 1999 and 2000. Also includes for Mr. O'Reilly deferred payments under the long-term segment of the Investment Department Incentive Plan paid in 1998 for the performance period ended December 31, 1994.

(6) Includes allocations for 2000, 1999 and 1998 under the qualified Capital Accumulation Plan and the Capital Accumulation Excess Benefit Plan of $71,750, $73,144 and $96,577 for Mr. O'Hare, $31,583, $30,908 and $28,846
    for Mr. Motamed, $29,833, $31,242 and $38,008 for Mr. Degnan, $28,041,
    $29,707 and $33,727 for Mr. O'Reilly and $26,675, $29,333 and $36,485 for
    Mr. Kelso and allocations for 2000,

    1999 and 1998 under the ESOP qualified plan and the ESOP excess plan of $117,736, $154,102 and $194,083 for Mr. O'Hare, $51,377, $66,267 and $59,952
    for Mr. Motamed, $48,778, $64,249 and $77,834 for Mr. Degnan, $46,007,
    $63,162 and $69,853 for Mr. O'Reilly and $44,310, $59,425 and $74,776 for
    Mr. Kelso. Includes $69 and $1,065 for 1999 and 2000, respectively, for Mr. Motamed which represents an amount imputed as income in connection with the Corporation's payment of a premium on a life insurance policy on the lives of Mr. Motamed and his spouse in exchange for the relinquishing by Mr. Motamed of the right to receive under the Pension Program a lump sum amount equal to $300,000 plus interest in accordance with his participation in the Corporation's Estate Enhancement Program.

II.  OPTIONS/SAR GRANTS TABLE

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                       INDIVIDUAL GRANTS
                                   ---------------------------------------------------------
                                                    % OF
                                                    TOTAL                                        POTENTIAL REALIZED
                                                  OPTIONS/                                        VALUE AT ASSUMED
                                    NUMBER OF       SARS                                            ANNUAL RATES
                                   SECURITIES      GRANTED     EXERCISE                            OF STOCK PRICE
                                   UNDERLYING        TO         OR BASE                           APPRECIATION FOR
                                    OPTIONS/      EMPLOYEES      PRICE                             OPTION TERM(3)
                                      SARS        IN FISCAL       PER                         ------------------------
              NAME                 GRANTED(1)      YEAR(2)       SHARE      EXPIRATION DATE       5%           10%
              ----                 ----------     ---------    --------     ---------------   ----------       ---
Dean R. O'Hare...................    255,589        4.38%       $47.97       March 1, 2010    $7,710,435   $19,539,757
                                      44,411*       0.76%        59.96       March 1, 2005        55,993       768,014
                                     138,182*#      2.37%        80.00      April 24, 2005       232,425     3,188,224
                                      10,492@       0.18%        84.19       June 8, 2004        190,356       409,937
                                       1,188@       0.02%        84.19       June 8, 2004         21,554        46,417
Thomas F. Motamed................     88,999        1.52%        47.97       March 1, 2010     2,684,861     6,803,966
                                      88,999*       1.52%        59.96       March 1, 2005       112,209     1,539,089
                                       1,068@       0.02%        79.28     February 27, 2006      28,797        65,330
                                         596@       0.01%        83.84      March 10, 2009        27,550        67,858
                                       1,191@       0.02%        83.84       March 5, 2007        40,652        94,737
John J. Degnan...................     77,002        1.32%        47.97       March 1, 2010     2,322,944     5,886,796
                                      77,002*       1.32%        59.96       March 1, 2005        97,084     1,331,621
Michael O'Reilly.................     68,495        1.17%        47.97       March 1, 2010     2,066,311     5,236,437
                                      68,495*       1.17%        59.96       March 1, 2005        86,358     1,184,507
David B. Kelso...................     68,480        1.17%        47.97       March 1, 2010     2,065,858     5,235,290
                                      68,480*       1.17%        59.96       March 1, 2005        86,339     1,184,247

---------------
*  Premium-priced options.
#  Granted under 2000 plan. All others granted under 1996 plan.
@ Restoration options.
---------------
(1) The number of shares for each person represents a stock option granted under the Long-Term Stock Incentive Plan without a related stock appreciation right. The options that expire on March 1, 2010, March 1, 2005 and April 24, 2005 are exercisable for 50% of the number of shares shown on March 2, 2001, March 2, 2001 and April 25, 2001, respectively, and 100% on March 2, 2002, March 2, 2002 and April 25, 2002, respectively. The exercise price for each stock option expiring March 1, 2010 is not less than the fair market value of the Corporation's Common Stock on the date of grant. The exercise price for options expiring March 1, 2005 and April 24, 2005 is 25% higher than the fair market value of the Corporation's Common Stock on the date of grant. After they become exercisable, all options are transferable to certain members of the optionee's immediate family. There is an option restoration feature with each option expiring March 1, 2010 which provides that the optionee can receive a separate option grant when previously owned shares are exchanged in a stock-for-stock exercise if the market price on date of exercise is at least 25% higher than the exercise price. The restoration option will be a non-statutory option, the number of option shares will equal the number of exchanged shares used to exercise the original option, the exercise price will be the fair market value on the grant date of the restoration option, the term will be for the length of time remaining in the original option and the restoration option will be immediately exercisable. The restoration feature does not apply to options transferred by the optionee.
(2) Based on total grants in 2000 of 5,837,099 shares.
(3) The assumed 5% and 10% annual rates of stock price appreciation used in the table are prescribed by the proxy rules and are not intended to forecast possible future appreciation in the price of the Corporation's Common Stock.

III.  AGGREGATED OPTION/SAR EXERCISES AND FISCAL YEAR-END
      OPTION/SAR VALUE TABLE

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                NUMBER OF
                                                               SECURITIES
                                                               UNDERLYING       VALUE OF UNEXERCISED
                                                               UNEXERCISED          IN-THE-MONEY
                                                              OPTIONS/SARS          OPTIONS/SARS
                                                                AT FY-END           AT FY-END(1)
                                     SHARES                  --------------     --------------------
                                    ACQUIRED       VALUE       EXERCISABLE/          EXERCISABLE/
              NAME                ON EXERCISE    REALIZED     UNEXERCISABLE         UNEXERCISABLE
              ----                -----------    --------     -------------     --------------------
Dean R. O'Hare..................    88,232      $3,324,035   454,459/549,422     $12,383,896/$14,897,150
Thomas F. Motamed...............     5,088         147,888    77,377/213,111        1,644,464/ 6,729,365
John J. Degnan..................     5,400         286,875   163,379/187,923        4,922,312/ 5,916,815
Michael O'Reilly................     7,000         212,341   140,810/169,715        4,505,235/ 5,331,360
David B. Kelso..................     --             --       101,480/169,685        2,411,711/ 5,330,384

---------------
(1) Based on a value per share at December 29, 2000 of $86.50.

IV.  LONG-TERM INCENTIVE PLAN AWARDS TABLE

             LONG-TERM INCENTIVE PLAN -- AWARDS IN LAST FISCAL YEAR

                                                                PERFORMANCE OR     ESTIMATED FUTURE PAYOUTS
                                                  NUMBER OF      OTHER PERIOD    UNDER NON-STOCK PRICE-BASED
                                                SHARES, UNITS       UNTIL             PLANS (UNITS OR $)
                                                  OR OTHER      MATURATION OR    ----------------------------
                     NAME                         RIGHTS(1)         PAYOUT       THRESHOLD   TARGET   MAXIMUM
                     ----                       -------------   --------------   ---------   ------   -------
Dean R. O'Hare................................     16,677         2000-2002        8,339     16,677   25,016
Thomas F. Motamed.............................      9,902         2000-2002        4,951      9,902   14,853
John J. Degnan................................      9,381         2000-2002        4,691      9,381   14,072
Michael O'Reilly..............................      8,859         2000-2002        4,430      8,859   13,289
David B. Kelso................................      8,338         2000-2002        4,169      8,338   12,507

---------------

(1) Includes performance share awards granted under the Corporation's Long-Term Stock Incentive Plan in 2000 with respect to the three year performance cycle ending December 31, 2002. The number of shares earned is dependent on the achievement of a specified earnings per share target established by the Organization & Compensation Committee for the three year period. Settlement of the awards may be in shares or cash or a combination of both at the discretion of the Organization & Compensation Committee.

     Notwithstanding anything to the contrary set forth in any of the Corporation's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Performance Graph, the Audit Committee Report on page 11 and the Organization & Compensation Committee Report on pages 18 through 22 shall not be incorporated by reference into any such filings.

                     COMPARISON OF CUMULATIVE TOTAL RETURN*
                     AMONG THE CORPORATION'S COMMON STOCK,
        THE STANDARD & POOR'S 500 STOCK INDEX AND THE STANDARD & POOR'S
                          PROPERTY AND CASUALTY INDEX

FIVE YEAR COMPARISON

                                                                                                      S&P(R) Insurance (Property-
                                                     CHUBB CORP.                 S&P 500(R)                 CASUALTY) INDEX
                                                     -----------                 ----------           ---------------------------
Dec-95                                                   100                         100                          100
Dec-96                                                   114                         123                          122
Dec-97                                                   163                         164                          177
Dec-98                                                   142                         211                          164
Dec-99                                                   126                         255                          123
Dec-00                                                   197                         232                          118

TEN YEAR COMPARISON

                                                                                                      S&P(R) Insurance (Property-
                                                     CHUBB CORP.                 S&P 500(R)                 CASUALTY) INDEX
                                                     -----------                 ----------           ---------------------------
Dec-90                                                   100                         100                          100
Dec-91                                                   145                         130                          125
Dec-92                                                   171                         140                          147
Dec-93                                                   153                         155                          144
Dec-94                                                   156                         157                          151
Dec-95                                                   199                         215                          205
Dec-96                                                   226                         265                          249
Dec-97                                                   324                         353                          362
Dec-98                                                   282                         454                          336
Dec-99                                                   251                         550                          251
Dec-00                                                   393                         500                          241

---------------
* Assumes, for the five and ten year graphs, that the investment in the Corporation's Common Stock and each index was $100 on December 31, 1995 and December 31, 1990, respectively, and that all dividends were reinvested.

     Making the same comparison of cumulative total return for the past one year period ended December 31, 2000, an investment of $100 in the Corporation's Common Stock, the Standard & Poor's 500 Stock Index and the Standard & Poor's Property and Casualty Index would have yielded the following: Chubb, $157; S&P 500 Index, $91; and S&P Property and Casualty Index, $96.

                  ORGANIZATION & COMPENSATION COMMITTEE REPORT

EXECUTIVE OFFICER COMPENSATION POLICIES

     The Corporation's executive compensation program is designed to align Shareholder interests with business strategy, company values and management initiatives. It is based on the following four principles: (i) to link the interests of management with those of Shareholders by making a substantial portion of executive compensation depend upon the Corporation's financial performance and by encouraging stock ownership in the Corporation, (ii) to attract and retain superior executives by providing them with the opportunity to earn total compensation packages that are among the most competitive in the industry, (iii) to reward individual results by recognizing performance through salary, annual cash incentive and long-term incentives and (iv) to manage compensation based on the level of skill, knowledge, effort and responsibility needed to perform the job successfully.

     A position evaluation program establishes pay levels among all positions reflecting the importance and value of similar positions to the Corporation. A position's pay level determines a range of values within which the executive's compensation is administered.

     Executive officers' compensation includes: annual cash compensation (consisting of base salary and annual incentive awards paid in cash) and long-term incentive awards, as well as additional features which are available to most other employees of the Corporation and its subsidiaries, including profit sharing plans, pension plans, a stock purchase plan and an employee stock ownership plan, all of which allocate payments generally based on an individual's level of annual cash compensation.

     It is the general policy of the Corporation that executive officer compensation qualify for tax deductibility pursuant to the regulations under
Section 162(m) of the Internal Revenue Code. Under these regulations, in order to qualify for tax deductibility, payment of compensation in excess of $1 million to the chief executive officer and the four other highest paid executive officers must be made in accordance with performance criteria disclosed to and approved by Shareholders and pursuant to pre-established arrangements which, among other things, limit the exercise of discretion to increase the awards beyond the limits initially set. The Committee believes that mathematical formulas cannot always anticipate and fairly address every situation which may arise. For this reason, the Committee has historically retained the authority to adjust compensation awarded in light of extraordinary, unusual or non-recurring events. The Committee continues to believe that this reservation of authority, and its exercise under appropriate circumstances, operates in the best interests of the Corporation and its Shareholders even though in exercising such authority, compensation might not be deductible.

     The Committee determines annual cash incentives based upon both performance against financial goals and performance relative to the insurance peer companies. It varies the size of option, premium-priced option, performance share, and performance-based restricted stock grants based on the company's performance compared to its goals and the need to stay competitive with other companies seeking people of the type Chubb seeks to attract, retain and motivate. The value of stock options, performance shares and restricted stock is tied directly to the stock price. The number of performance shares earned for a three year performance period can vary from 0 to 1.5 times the targeted number of shares based on performance against earnings per share and other selected goals. The number of performance-based restricted shares granted is tied to the number of performance shares earned and, thus, varies based on the same performance measures. The value of the performance shares and performance-based restricted shares varies up and down with the stock price.

     The cornerstone of the Corporation's compensation program is to pay for performance and the Committee believes that the Corporation's compensation program has strong performance-based forms of executive compensation that link the interests of management with those of Shareholders. Other than base salary, all major elements of the Corporation's executive compensation programs vary directly with both corporate and individual performance. As part of that, the Committee sets difficult performance targets for executives. The Committee varies total compensation targets for executives depending on company performance. The better the company's performance in relation to the competition, the greater the compensation opportunity for executives and vice versa. Executives have substantial portions of their compensation at risk for annual and long-term performance, with the largest portion at risk for the most senior executives.

     In 2000, the Committee requested a nationally recognized executive compensation consultant to provide a comprehensive annual update of the executive officer compensation strategy and competitive position to assist it in its analysis of pay strategy, compensation levels and types of long-term incentives used. This review resulted in affirmation by the Committee that the executive compensation program and strategy are appropriate and working as intended to pay for performance. The Committee firmly endorsed the concept that for financial comparison the Corporation's peer group is an industry comparison group composed of property and casualty insurance companies. A second peer group of 14 companies in the insurance and financial services industries is used to measure the competitive position of the compensation potentially available to the executive officers of the Corporation named in the Summary Compensation Table. For other than the executive officers named in the Summary Compensation Table, the Committee generally uses industry surveys which include, but are not limited to, members of the property and casualty insurance peer group referenced above.

ANNUAL CASH COMPENSATION

     Amounts paid as base salary, including merit salary increases, are determined by the executive's performance, placement in the salary payband established for the executive's position and the salaries offered in the industry for comparable positions. Outside independent consultants are periodically used to gather and analyze industry comparisons of salary data to ensure that the positioning of salaries in the compensation program is competitive for comparable positions. The Committee monitors and approves changes in base salary for senior executive officers (including the executive officers named in the Summary Compensation Table). Promotional salary increases reflect the executive's movement to an increased level of responsibility and are granted when earned.

     The Committee sets and approves the formulas which establish the amounts available for annual incentive awards to executive officers. For 2000, incentive awards paid to most executive officers were determined under the Annual Incentive Compensation Plan (1996). This plan's formula measures the Corporation's performance, including combined loss and expense ratio ("combined ratio"), net income and operating income return on equity against the results of an industry comparison group. Net income under this formula is the Corporation's investment income arising from the property and casualty insurance business and underwriting profit or loss from that business. Each year the Committee approves goals for the combined ratio and net income based on the outlook for business conditions that year. After the close of business each year, the formula takes into account how well the Corporation performed against its own goals and how well it performed against an industry comparison group's average combined ratio and operating income return on equity. Included in this industry comparison group are three out of the seven companies which, along with the Corporation, comprise the Standard & Poor's Property and Casualty Index used in the Performance Graphs on page 17 as well as three other insurance companies against which the Corporation has over time compared itself.

     The annual incentive pool available for payments is determined by weighing the combined ratio result as well as the net income and operating income return on equity results to generate a total award pool under the Plan. A percent is applied to the target dollar award pool for each payband to develop a final cash award pool. The pool can range from 0% to 200% of the target dollar award for all participants covered by the Plan.

     Amounts actually paid for annual incentive awards to executives are based on the executive's individual performance and payband. Where applicable, individual performance is judged on the following considerations: profit, growth, expense control, productivity, leadership, staff development, diversity management, performance/compensation management, innovation, collaboration and internal/external customer service. Awards are approved by the Committee based upon recommendations by management after year end. Annual cash compensation has been administered to slow the growth in base salaries and place a greater proportion of the executive's annual cash compensation at risk through the variable amounts available for an annual incentive award.

     Other annual cash incentive plans in which certain executive officers participate include The Chubb Corporation Investment Department/Chubb Asset Managers, Inc. Incentive Compensation Plan (the "Investment Department Incentive Plan") and The Profit Sharing Plan (1987). The Investment Department Incentive Plan provides both annual and long-term cash awards which are competitive with those provided by similar financial institutions, including property and casualty insurance companies and banks. Such awards are granted to the Corporation's investment professionals and are based on results measured against market indices which represent standards of investment performance regularly used by investment analysts to compare and analyze the performance of investment professionals responsible for managing a particular asset class. The Profit Sharing Plan (1987) provides employees of the Corporation and its participating subsidiaries with cash awards on a sliding scale of 0% to 4% of a participant's eligible compensation based on a schedule relating to the consolidated return on premiums earned by the property and casualty insurance subsidiaries of the Corporation.

LONG-TERM INCENTIVE AWARDS

     Long-term incentive awards are made under the Long-Term Stock Incentive Plan. The Long-Term Stock Incentive Plan, which is administered by the Committee, is an omnibus plan and provides stock based awards to eligible employees which include most levels of management as well as the Corporation's executive officers. The Plan was designed in consultation with a nationally recognized executive compensation consulting firm and periodically the Committee obtains the advice of consulting firms with regard to the ongoing administration of the Plan. Awards granted to executive officers include stock options, premium-priced stock options, performance share awards and restricted stock awards.

     Long-term incentive awards, including stock options, premium-priced stock options and performance shares, for executive officers named in the Summary Compensation Table are based on guidelines that provide for larger awards commensurate with payband levels that reflect competitive grant practices within a broad peer group of 14 companies in the insurance and financial services industries. Included in the peer group of 14 companies are four of the seven companies which, along with the Corporation, comprise the Standard & Poor's Property and Casualty Index, and additional insurance companies against which the Corporation has over time compared itself, as well as insurance brokerage and financial services companies, reflecting the fact that the Corporation also operates within the broader financial services industry. For other than the executive officers named in the Summary Compensation Table, the Committee generally uses industry surveys which include, but are not limited to, the members of the industry comparison group of property and casualty insurance companies described under the heading "Annual Cash Compensation."

     Performance share awards are generally granted annually and are earned based on earnings per share targets or other selected corporate financial goals for three year performance periods. As with options, the number of performance shares granted is based on payband levels and the executive's most recent level of performance. Payment values are dependent on the Corporation's stock price at the end of the performance period, thus linking executives' interests directly with Shareholders, as well as the achievement of selected corporate financial goals. The number of performance shares actually earned and paid out for each three year performance period can vary from 0% to 150% of the original target award based on the attainment of these corporate goals. In 2000, a performance goal was established for the three year performance period ending in 2002 reflecting a cumulative operating earnings per share target for such period. After consultation with a nationally recognized executive compensation consultant, the Committee also decided to grant premium-priced options, having a five year-term as well as traditional options having a 10 year-term, to named executive officers in 2000. The premium-priced options provide for an exercise price 25% over the fair market value on the grant date with 50% of each option grant exercisable one year following grant and the remaining 50% after two years. The Committee granted approximately 50% of the options awarded in 2000 to the executive officers named in the Summary Compensation Table using traditional options having a 10 year-term and the balance as premium-priced options. The Committee believes that premium-priced options provide a strong incentive to increase stock price and minimize the potential for windfall gains from option grants made when the stock price increases due to a general upward movement in the stock market. Executives do not realize any of the gain between the stock price on the date of grant and the exercise price; gains are only realized on the appreciation above the exercise price.

     The Committee in 2000 discontinued the use of performance-based restricted stock for senior executives and increased the target performance share grant size to offset the discontinued performance-based restricted stock award for such executives.

     Restricted stock awards are granted to a limited number of executive officers in positions requiring specialized skills and knowledge that do not entail the broad management responsibilities most appropriately tied to performance share grants and are also granted to attract and retain other selected employees, including executive officers.

CEO COMPENSATION

     Mr. O'Hare is a participant in all of the aforementioned components of the executive compensation program. The value of his compensation from each component of the program is a direct reflection of both his individual performance and the Corporation's performance as described below. Approximately 90% of Mr. O'Hare's compensation is in the form of variable pay.

     Mr. O'Hare's salary was reviewed in March 2001 under the Corporation's normal merit guidelines. The Committee decided to continue his annualized base salary at $1 million (excluding Director's fees) in order to qualify for tax deductibility pursuant to the regulations under Section 162(m) of the Internal Revenue Code.

     Mr. O'Hare's annual cash incentive award for 2000 was $800,000 which is equal to the incentive award paid to him for 1999. The Corporation achieved a combined loss and expense ratio of 100.4% which outperformed the combined ratio average of 107.6% for the industry comparison group referred to above under the discussion concerning Annual Cash Compensation. In addition, the Corporation achieved 99.5% of its net income goal (as defined under the Annual Incentive Compensation Plan)and recorded an operating earnings return on equity of 10.4% which surpassed the industry comparison group's average of 6.2%. The Committee considered these results as well as Mr. O'Hare's leadership skills and financial management talent in determining the incentive award paid to him.

     In March 2000, Mr. O'Hare was granted 16,667 performance shares for the three-year performance period ending December 31, 2002 and was also granted stock options for 300,000 shares. Subsequently, Mr. O'Hare was granted stock options for an additional 138,182 shares in April 2000 in order to achieve a total targeted level of long-term incentive opportunity that was very competitive within the peer group of 14 companies in the insurance and financial services industries. This action was approved by the Committee after consultation with a nationally recognized executive compensation consultant, who provided a comprehensive update of the executive officer compensation strategy and competitive position. The Committee granted approximately 58% of the options awarded in 2000 using traditional options priced at 100% of fair market value on date of grant having a 10 year-term and the balance using premium-priced options having a five year-term with an exercise price 25% over the fair market value on the grant date. The Committee believes that use of premium-priced options is appropriate to minimize the potential for windfall gains from option grants made when the stock price increases due to a general upward movement in the stock market.

     With respect to performance shares granted in March 1998 for the three-year performance period which ended December 31, 2000, the cumulative earnings per share, as adjusted, during this performance period were below the threshold established by the Committee in 1998 in order to qualify for a payment. On this basis, Mr. O'Hare did not earn a performance share payment. This compares with the performance share payment made in 2000 of $448,508.

     As mentioned under Long-Term Incentive Awards, the Committee in 2000 discontinued the use of performance-based restricted stock for senior executives including Mr. O'Hare. Therefore, Mr. O'Hare did not receive an award of performance-based restricted stock in March 2001 for 2000 results. This compares with his performance-based restricted stock award of 2,986 shares granted in March 2000 for 1999 results which had a fair market value on the award date of $143,234.

     The foregoing report has been furnished by the following members of the Board of Directors of the Corporation who, along with Sheila P. Burke who served on the Committee until July 1, 2000, comprised the Organization & Compensation
Committee:

  Lawrence M. Small (Chairman)     David H. Hoag
  James M. Cornelius               Warren B. Rudman

                                PENSION PROGRAM

     Eligible employees of the Corporation and certain of its subsidiaries participate in the Pension Plan of The Chubb Corporation, Chubb & Son Inc. and Participating Affiliates (the "Pension Plan"). As in effect during 2000, the Pension Plan provides to each such employee annual retirement income beginning at age 65 equal to the product of (x) the total number of years of participation in the Pension Plan and (y) the difference between (i) 1 3/4% of average compensation for the five years in the last ten years of participation prior to retirement during which the employee was most highly paid ("final average earnings") and (ii) an amount related to the employee's primary Social Security benefit.

     The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Internal Revenue Code, impose maximum limitations on the annual amount of a pension which may be paid under a funded defined benefit plan such as the Pension Plan. The Pension Plan complies with these limitations. The Board of Directors adopted, effective as of January 1, 1976, an unfunded benefit equalization plan of the type permitted by ERISA which will provide annual payments to persons who are participants under the Pension Plan and their beneficiaries. Such payments will be equal to the difference between (a) the benefits which would be payable to such persons under the Pension Plan, without taking into consideration the limitations imposed by ERISA and the Internal Revenue Code and (b) the maximum annual benefits to which such persons are entitled under the Pension Plan by reason of such limitations.

     The table which follows shows the estimated annual benefits payable upon retirement to persons in specified remuneration and years-of-service classifications under the Pension Plan and the unfunded benefit equalization plan (referred to collectively as the "Pension Program"). The retirement benefits shown are based upon retirement as of December 31, 2000 at age 65 and computed on the basis of straight life annuity benefits. Such benefits, as shown in the following table, are subject to an offset of an amount related to the primary Social Security benefits in an amount approved by the Internal Revenue Service in effect at the time of retirement.

             ESTIMATED ANNUAL RETIREMENT BENEFITS PAYABLE AT AGE 65
                          STRAIGHT LIFE ANNUITY BASIS

        FINAL
       AVERAGE                                                  YEARS OF CREDITED SERVICE
      EARNINGS                          -------------------------------------------------------------------------
      --------                             5           10           20           30           35           40
                                        --------   ----------    ---------    ---------    ---------    ---------
$       100,000................         $  8,750   $   17,500   $   35,000   $   52,500   $   61,250   $   70,000
        200,000................           17,500       35,000       70,000      105,000      122,500      140,000
        400,000................           35,000       70,000      140,000      210,000      245,000      280,000
        600,000................           52,500      105,000      210,000      315,000      367,500      420,000
        800,000................           70,000      140,000      280,000      420,000      490,000      560,000
      1,000,000................           87,500      175,000      350,000      525,000      612,500      700,000
      1,300,000................          113,750      227,500      455,000      682,500      796,250      910,000
      1,600,000................          140,000      280,000      560,000      840,000      980,000    1,120,000
      1,800,000................          157,500      315,000      630,000      945,000    1,102,500    1,260,000
      2,000,000................          175,000      350,000      700,000    1,050,000    1,225,000    1,400,000
      2,200,000................          192,500      385,000      770,000    1,155,000    1,347,500    1,540,000
      2,400,000................          210,000      420,000      840,000    1,260,000    1,470,000    1,680,000
      2,600,000................          227,500      455,000      910,000    1,365,000    1,592,500    1,820,000
      2,800,000................          245,000      490,000      980,000    1,470,000    1,715,000    1,960,000
      3,000,000................          262,500      525,000    1,050,000    1,575,000    1,837,500    2,100,000

     Remuneration covered by the Pension Program includes salary (including salary contributed to the Capital Accumulation Plan of The Chubb Corporation, Chubb & Son Inc. and Participating Affiliates), overtime and awards under The Chubb Corporation Annual Incentive Compensation Plans, the Investment Department Incentive Plan and the Profit Sharing Plan
(1987) in the year paid rather than the year earned.

     With respect to the individuals named in the Summary Compensation Table on page 14, Messrs. Degnan, Kelso, Motamed, O'Hare and O'Reilly have, for the purposes of the Pension Program, 9, 3 1/2, 22 1/2, 36 1/2 and 30 years of credited service, respectively, and their 2000 remuneration for purposes of the Pension Program was $745,835, $666,876, $789,584, $1,793,751 and $701,035,
respectively. In 1999, Mr. Motamed relinquished the right to receive under the Pension Program a lump sum amount equal to $300,000 plus interest in accordance with his participation in the Corporation's Estate Enhancement Program.

EXECUTIVE SEVERANCE AGREEMENTS

     Pursuant to a recommendation by the Organization & Compensation Committee and authorization by the Board of Directors, the Corporation has in force severance agreements with the executive officers of the Corporation named in the Summary Compensation Table. Each agreement becomes operative only upon a "Change in Control" that occurs when the officer is in the employ of the Corporation. Under the agreements, a "Change in Control" occurs if (a) following a tender or exchange offer for voting securities of the Corporation, a proxy contest for election of the directors, or a merger or consolidation or sale of all or substantially all of its business or assets, its directors immediately prior to such event cease to constitute a majority of the Board of Directors when such event occurs or within one year thereafter or (b) any person or group acquires 25% or more of the outstanding voting securities of the Corporation without prior approval by a majority of the Directors then in office. Such agreements have an initial term of two years and are automatically extended for successive two year periods unless the Corporation gives one year's prior notice that it is terminating an agreement at the end of the then current two year period.

     If a change in control occurs and the executive officer's employment with the Corporation terminates within two years thereafter (other than by reason of death, disability, retirement at normal retirement age, discharge for cause, or voluntary termination by the executive officer except for Good Reason), the executive officer becomes entitled to the severance benefits described below. Termination for "Good Reason" means termination because of, among other things, the involuntary assignment of such executive officer to duties inconsistent with the executive officer's position prior to such Change in Control; reduction of the executive officer's base salary or bonus; the Corporation acting with adverse effect upon the executive officer's benefits under any benefit plans in which the executive officer is participating at the time of such Change in Control; or a determination made by the officer in good faith that as a result of such change in control the executive officer cannot discharge the officer's duties effectively.

     Upon such termination, the executive officer's severance benefits shall equal a multiple of the sum of (i) one year's salary at the annual rate in effect at the time of the Change in Control and (ii) the average of the executive officer's annual awards under the Corporation's cash incentive compensation plans for the three years preceding such Change in Control. The multiple is four in the case of Mr. O'Hare and two in the case of the other executive officers. Also, the Corporation must maintain in force the insurance and disability benefits available to the executive officer immediately prior to the Change in Control, or their equivalents, for two years after such termination or until the earlier commencement of new, full-time employment by the executive officer. The executive officer is not required to mitigate the amount of any payments by seeking other employment. The Corporation must pay all legal fees and expenses incurred by the executive officer as a result of such termination, including any incurred in seeking to enforce the severance agreement.

     As of March 5, 2001, severance benefits of base salary and cash incentive compensation under the Executive Severance Agreements which would have been payable to the individuals named in the Summary Compensation Table are: Mr. Dean
R. O'Hare, $7,266,667; Mr. Thomas F. Motamed, $1,616,667; Mr. John J. Degnan, $1,533,333; Mr. Michael O'Reilly, $1,430,400 and Mr. David B. Kelso, $1,390,000.
Agreements under the Long-Term Stock Incentive Plans provide for the accelerated payment or vesting of awards granted under such plans under certain circumstances in the event of a Change in Control of the Corporation.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Organization & Compensation Committee is composed of Messrs. Small (Chairman), Cornelius, Hoag and Rudman. Sheila P. Burke was a member of the Committee until July 1, 2000. No current or former officers or employees of the Corporation or any of its subsidiaries serves on the Organization & Compensation Committee. During 2000, no executive officer of the Corporation served on the compensation committee of another corporation except Mr. O'Hare who serves on the Organization and Compensation Committee of the Fluor Corporation.

TRANSACTIONS WITH DIRECTORS AND THEIR ASSOCIATES

     Prior to his retirement on November 3, 2000, Joel J. Cohen was a Managing Director of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), which firm provides securities brokerage and investment advisory services to the Corporation and its subsidiaries. In addition, certain subsidiaries of the Corporation participate as limited partners in an investment partnership of which DLJ Merchant Banking Inc. is the managing general partner.

     Sir David G. Scholey, CBE is Senior Advisor, UBS Warburg, the investment banking division of UBS AG. of Switzerland, which provides certain securities transaction services to the Corporation and its subsidiaries through its affiliate companies.

     Ambassador Raymond G. H. Seitz is a Vice Chairman of Lehman Bros. International (Europe), which firm and its affiliated companies provide securities transaction services to the Corporation and its subsidiaries.

     The Corporation believes that the above transactions were effected on terms as favorable to the Corporation and its subsidiaries as could have been obtained from other sources in view of the nature of the services rendered.

     In 2000, various subsidiaries of the Corporation had transactions in the ordinary course of their business with certain Directors and officers of the Corporation and their associates in connection with policies of insurance issued to them by such subsidiaries. All employees of the Corporation and certain of its subsidiaries are offered the opportunity to obtain property and casualty personal insurance from various subsidiaries of the Corporation at a price representing a maximum discount of 10% from the regular price.

TRANSACTIONS WITH CERTAIN SHAREHOLDERS

     In the regular course of their business, the Corporation's property and casualty subsidiaries may and do assume and cede reinsurance to and from insurance companies which are subsidiaries of Royal & Sun Alliance, an insurance holding company organized under the laws of England (collectively the "Sun Group"). As reported, the Sun Group as of March 5, 2001 was the beneficial owner of approximately 5.2% of the Corporation's Common Stock acquired solely for the purposes of investment.

     The Corporation has relationships with subsidiaries of FMR Corp. As reported, FMR Corp. reported that as of December 31, 2000 it was the beneficial owner of approximately 9.47% of the Corporation's Common Stock, acquired solely for the purpose of investment. Certain subsidiaries of FMR Corp. perform trustee and recordkeeping services relating to various employee retirement plans maintained by the Corporation. Total fees paid for such services in 2000 were $736,035.

     The Corporation believes that such transactions are all on terms as favorable to the Corporation as those available from unrelated third parties.

                            APPROVAL OF SELECTION OF
                              INDEPENDENT AUDITORS

     The Board of Directors, acting upon the recommendation of the Audit Committee, unanimously recommends for approval by the Shareholders the selection of Ernst & Young LLP ("Ernst & Young") as the independent auditors of the Corporation for the year 2001. Ernst & Young has acted as such auditors for the Corporation for many years. The following summarizes the fees paid to Ernst & Young for 2000:

  Audit Fees

     $1,800,000

  Financial Information Systems Design and Implementation Fees

     $-None-

  All Other Fees

     $2,400,000

     All other fees include $800,000 for audit related services, which generally include fees for employee benefit plan and statutory audits, business acquisitions, accounting consultations and Securities and Exchange Commission registration statements, and approximately $1,000,000 for tax related services.

     Representatives of Ernst & Young are expected to be present at the Annual Meeting and to have the opportunity to make a statement should they desire to do so and to be available to respond to appropriate questions.

     The affirmative vote of a majority of the votes cast by Shareholders entitled to vote at the Annual Meeting is required for approval of the selection of independent auditors.

ITEM 3 -- PROPOSAL TO APPROVE THE CHUBB CORPORATION GLOBAL EMPLOYEE STOCK PURCHASE PLAN (2001)

INTRODUCTION

     The Stock Purchase Plan was first adopted by Shareholders at the Annual Meeting in 1972 and has been extended and approved by Shareholders several times since 1972. Under the current terms of the Plan, no offer may be made after September 30, 1999. The last offering commenced in March 1999 and terminated in March 2001. Subject to the approval of the Shareholders at the Annual Meeting, the Board of Directors, on the recommendation of the Organization & Compensation Committee, has unanimously adopted The Chubb Corporation Global Employee Stock Purchase Plan (2001)(the "2001 Global Employee Stock Purchase Plan").

SUMMARY OF THE 2001 GLOBAL EMPLOYEE STOCK PURCHASE PLAN

     The following summary of the 2001 Global Employee Stock Purchase Plan is qualified in its entirety by reference to the complete text thereof, which is attached to this Proxy Statement as Exhibit A.

     The purpose of the plan is to provide employment incentive through a capital accumulation opportunity, link employee and shareholder interests and provide an opportunity for employees to purchase the Corporation's stock.

     Under the 2001 Global Employee Stock Purchase Plan, 7,900,000 shares of Common Stock are authorized for purchase.

     Employees who have been employed by the Corporation or a participating subsidiary for at least one year are eligible for participation in the 2001 Global Employee Stock Purchase Plan except that employees in paybands seven and above (generally Senior Vice Presidents and above) and employees whose regular work week is less than 20 hours per week are not eligible. It is anticipated that there will be approximately 9,801 employees eligible to participate in the 2001 Global Employee Stock Purchase Plan.

     The 2001 Global Employee Stock Purchase Plan provides that the Organization & Compensation Committee ("the Committee") may from time to time determine the date on which the Corporation shall commence an offering to all eligible employees for the purchase of Common Stock of the Corporation. Each offering will provide that an eligible employee may elect to purchase a number of shares of Common Stock determined by the Committee but in no event more than the number of shares with an aggregate fair market value equal to 2 1/4 times 10% of the employee's annual salary as of the grant date. Notwithstanding the above, no employee may be eligible to receive rights to purchase shares in any single calendar year having an aggregate fair market value at the time of grant in excess of $25,000. Each offering shall have a stated term as determined by the Committee but not longer than 27 months and may have a purchase price of not less than 85% of the fair market value of a share of Common Stock on the grant date of the purchase right.

     Subject to rules adopted by the Committee in connection with certain terminations of employment occurring prior to the purchase period specified for an offering by the Committee a participant may not elect to purchase any portion of the shares covered by the employee's purchase right prior to any such purchase period. The Committee shall determine what the permissible payment methods will be for that offer, which may include a cash payment method and a method permitting payment pursuant to a cashless exercise program. Cash proceeds received by the Corporation from any sale of Common Stock under the 2001 Global Employee Stock Purchase Plan will be used for general corporate purposes.

     Under the terms of the 2001 Global Employee Stock Purchase Plan, the shares of Common Stock authorized to be sold may be either treasury shares or shares of authorized and unissued Common Stock of the Corporation. The 2001 Global Employee Stock Purchase Plan provides for adjustments in the number of shares which may be purchased and the purchase price in the case of certain changes in the Corporation's capital structure and other corporate events when the Committee deems such adjustments to be necessary in order to preserve the benefits or potential benefits to be made available under the 2001 Global Employee Stock Purchase Plan.

     The Committee shall have sole discretion in determining when to make offers and which subsidiaries shall be eligible to participate in such offerings under the 2001 Global Employee Stock Purchase Plan. In addition, each offering shall contain such terms and conditions not inconsistent with the 2001 Global Employee Stock Purchase Plan as the Committee shall prescribe, including, but not limited to, the effect thereon of the death, retirement or other termination of employment of the employee and the effect, if any, of a Change in Control of the Corporation. The terms of each offer are to be communicated to each eligible employee. The offers made under the 2001 Global Employee Stock Purchase Plan are subject to applicable tax withholding requirements and may not be assigned or transferred, except by will or the laws of descent and distribution.

     No offering may commence under the 2001 Global Employee Stock Purchase Plan after April 24, 2011. The 2001 Global Employee Stock Purchase Plan may be amended or terminated at any time by the Board of Directors (and in some circumstances, the Committee), except that no amendment may be made without Shareholder approval if such approval is necessary to comply with any tax or regulatory requirement with which the Committee has determined it is necessary or desirable to have the Corporation comply.

     The 2001 Global Employee Stock Purchase Plan is not subject to any of the provisions of ERISA and is not qualified under Section 401(a) of the Internal Revenue Code.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     Under Section 423 of the Internal Revenue Code, employees will not realize taxable income upon the grant of a purchase right or when they complete their purchase for cash for and receive delivery of the stock which they are eligible to purchase, provided such purchase occurs while they are employed or within three months after termination of employment. If no disposition of such stock is made within two years after the date of grant or within one year after the date of acquisition, any gain or loss which may be realized on the ultimate sale will be treated as long term capital gain or loss. However, if such stock is disposed of within such two-year or one-year periods, including a disposition which is part of a cashless exercise purchase method, the difference between the market value of such stock at the time of purchase and the purchase price will be treated as income taxable to the employee at ordinary income rates in the year in which the disposition occurs and the employer will be entitled to a deduction from income in the same amount in such year. Notwithstanding the above, if the purchase price of the stock when offered was less than 100% of its then fair market value, upon a subsequent disposition of the stock by the employee, including a disposition after the two-year and one-year periods referred to above, or the death of the employee while holding such stock, the employee will recognize compensation taxable as ordinary income in an amount equal to the discount at the time of the offer or, if less, the excess of the stock's value at the time of such disposition or death, as the case may be, over the original purchase price.

     The affirmative vote of a majority of the votes cast by Shareholders entitled to vote at the Annual Meeting is required for approval of the proposal to adopt the 2001 Global Employee Stock Purchase Plan.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ADOPTION OF THE 2001 GLOBAL EMPLOYEE STOCK PURCHASE PLAN.

ITEM 4 -- PROPOSAL TO APPROVE THE CHUBB CORPORATION ANNUAL INCENTIVE COMPENSATION PLAN (2001)

INTRODUCTION

     Pursuant to the Corporation's Annual Incentive Compensation Plan (1996) (the "1996 Cash Incentive Plan"), key employees of the Corporation and its subsidiaries are eligible to receive annual cash bonuses based on achievement by the Corporation of target financial goals and management's assessment of each participant's individual performance during that year. In order to enable the Corporation to continue to attract, reward and retain employees whose efforts are largely responsible for the Corporation's overall success and to qualify annual cash bonus payments to certain executive officers for favorable tax treatment under tax rules, the Board of Directors adopted, and in April 1996 the Shareholders approved, the 1996 Cash Incentive Plan. After examining the Corporation's overall compensation structure in consultation with a nationally recognized independent compensation consulting firm, the Organization & Compensation Committee of the Board of Directors (the "Committee") has concluded that the criteria for setting target goals be expanded and the maximum annual payment to a "covered employee" under Section 162(m) of the Internal Revenue Code under the 1996 Cash Incentive Plan be increased from $2,500,000 to $5,000,000. Since tax rules contained in Section 162(m) of the Internal Revenue Code require that certain complying plans be approved by Shareholders at least every five years and that certain major amendments be approved by Shareholders, the Board of Directors, upon the recommendation of the Committee, has unanimously resolved to have the entire plan, as amended and renamed the Annual Incentive Compensation Plan (2001) (the "2001 Cash Incentive Plan") submitted for Shareholder approval. If the 2001 Cash Incentive Plan is not approved by Shareholders, the 1996 Cash Incentive Plan will remain in effect as previously approved by Shareholders.

SUMMARY OF THE 2001 CASH INCENTIVE PLAN

     The following summary of the 2001 Cash Incentive Plan is qualified in its entirety by reference to the complete text of the 2001 Cash Incentive Plan, which is attached to this Proxy Statement as Exhibit B.

     The Committee is authorized to administer the 2001 Cash Incentive Plan in accordance with its terms. Each year, the Committee selects participants from the officers and key employees of the Corporation and its subsidiaries. The Committee establishes target awards for the year by payband or other standards and establishes a target award pool which is the sum of the target awards for such year for all participants. The Committee also establishes target financial goals for such year under which from 0% to 200% of the target award pool can become available for payment.

     Target awards are based on one or more of the following Corporation, subsidiary, operating unit or division financial performance measures: (i) combined loss and expense ratio; (ii) earnings per share; (iii) net income; (iv) operating efficiency; (v) return on average equity; (vi) cash return on average equity; (vii) return on average assets; (viii) earnings before interest and taxes; (ix) operating income; (x) after tax operating income; (xi) cash flow(s);
(xii) stock price; (xiii) strategic business objectives consisting of one or more objectives based on meeting specified cost targets, business expansion goals, and goals relating to acquisitions or divestitures; (xiv) except in the case of a "covered employee", as defined under Section 162(m) of the Internal Revenue Code, any other performance criteria established by the committee; or
(xv) any combination of (i) through (xiii).

     Each goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Corporation and/or the past or current performance of other companies, and in the case of earnings-based measures, may use or employ comparisons relating to capital, shareholders' equity and/or shares outstanding, or to assets or net assets.

     After the close of the fiscal year, the Committee determines what part of the target award pool is available for payment based on the achievement of the target financial goals. The Committee then, based on these results and upon management's assessments of each participant's individual performance during the year, determines what part, if any, of the participant's target award shall be paid. The Committee is under no obligation to pay all of the available target award pool for a year and in no event can the total amount paid under the 2001 Cash Incentive Plan for a year exceed 200% of the target award pool for such year. In addition, no participant who is a "covered employee" under Section 162(m) of the Internal Revenue Code may receive an award under this Plan greater than $5,000,000.

     All payments under the 2001 Cash Incentive Plan are made in cash as soon as practicable after the close of a fiscal year, except that under uniform rules established by the Committee, participants may be given the opportunity to defer such payments.

     While the benefits to be paid for 2001 and future years have not yet been determined by the Committee, the following table shows the amounts paid for 2000 under the existing 1996 Cash Incentive Plan:

                NAME AND PRINCIPAL POSITION                   AMOUNT PAID
                ---------------------------                   -----------
Dean R. O'Hare..............................................  $   800,000
  Chairman and Chief Executive Officer
Thomas F. Motamed...........................................      400,000
  Executive Vice President
John J. Degnan..............................................      350,000
  President
Michael O'Reilly............................................      350,000
  Executive Vice President
David B. Kelso..............................................      250,000
  Executive Vice President
All current executive officers as a group...................    3,546,000
  (17 persons including those named above)
All employees as a group....................................   50,262,349

                            ------------------------

     The affirmative vote of a majority of the votes cast by Shareholders entitled to vote at the Annual Meeting is required for approval of the proposal to adopt the 2001 Cash Incentive Plan.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ADOPTION OF THE 2001 CASH INCENTIVE PLAN.

ITEM 5 -- PROPOSAL TO APPROVE THE CHUBB CORPORATION STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS (2001)

INTRODUCTION

     Shareholders first approved the Corporation's Stock Option Plan for Non-Employee Directors at the 1988 Annual Meeting and did so again at the 1992 and 1996 Annual Meetings.

     Pursuant to the Corporation's Stock Option Plan for Non-Employee Directors
(1996) (the "1996 Non-Employee Directors Plan"), each non-employee Director of the Corporation is granted each year, in connection with his or her election or re-election to the Board, an option to purchase 4,000 shares of Common Stock. The Corporation believes that the Non-Employee Directors Plan has encouraged stock ownership by non-employee Directors, thus benefiting Shareholders by giving such Directors a proprietary interest in the Corporation. Further, the 1996 Non-Employee Directors Plan has enhanced the Corporation's ability to attract, retain and suitably reward Directors of exceptional ability, upon whose leadership and management skills the Corporation's future rests in large part. Accordingly, the Board of Directors has unanimously recommended adoption by Shareholders of The Chubb Corporation Stock Option Plan for Non-Employee

Directors (2001) (the "2001 Non-Employee Directors Plan"). The 1996 Non-Employee Directors Plan will terminate the day after the 2001 Annual Meeting.

SUMMARY OF THE 2001 NON-EMPLOYEE DIRECTORS PLAN

     The following summary of the 2001 Non-Employee Directors Plan is qualified in its entirety by reference to the complete text of the 2001 Non-Employee Directors Plan, which is attached to this Proxy Statement as Exhibit C.

     Administration. The Board of Directors is authorized to administer the 2001 Non-Employee Directors Plan in accordance with its terms; however, the Board shall have no discretion with respect to the selection of Directors eligible to receive options, or the exercise price thereunder.

     Eligibility. Only Eligible Directors, as defined in the 2001 Non-Employee Directors Plan, may receive options under the 2001 Non-Employee Directors Plan. The 2001 Non-Employee Directors Plan defines Eligible Director as a Director of the Corporation who is not an employee of the Corporation or its subsidiaries and has not within one year immediately preceding the date of eligibility received any award under any plan of the Corporation providing for the discretionary issuance of stock, stock options or stock appreciation rights. There are currently 14 Eligible Directors.

     Shares Subject to the 2001 Non-Employee Directors Plan. An aggregate of 400,000 shares of Common Stock shall be available for issuance upon the exercise of options granted under the 2001 Non-Employee Directors Plan. On the day following the 2001 Annual Meeting of Shareholders the 1996 Non-Employee Directors Plan will terminate with 113,713 shares remaining which were previously approved by Shareholders for grants. Thus, approval of the 2001 Non-Employee Directors Plan will increase the number of shares available for stock options to Directors by 286,287 shares.

     Grant, Term and Conditions of Options. As of the date of the first Annual Shareholders Meeting at which Directors are elected following the Annual Shareholders Meeting at which Shareholders first approve the 2001 Non-Employee Directors Plan, and as of the date of each of the subsequent four Annual Shareholders Meetings at which Directors are elected, each individual who is then an eligible Director will be granted an option to purchase 4,000 shares of Common Stock or such lesser amount as may be determined by the Board. The options will be non-statutory stock options not intended to qualify under
Section 422 of the Internal Revenue Code. The purchase price per share of the Common Stock deliverable upon exercise of the option shall be 100% of the fair market value per share of Common Stock, determined as provided in the 2001 Non-Employee Directors Plan, on the day the option is granted. Eligible Directors shall pay the exercise price of the options in either cash or in Common Stock owned by the Eligible Director for at least six months. Except as set forth below, options shall be exercisable in whole or in part at all times after the date of grant.

     In the event of a stock split, stock dividend, subdivision or combination of the Common Stock or other change in corporate structure affecting the Common Stock, the number of shares available for issuance upon exercise of options, the number of options to be granted each year, the number of shares subject to outstanding options and the exercise prices of outstanding options shall be appropriately adjusted.

     Except as noted below, all outstanding options held by an optionee shall automatically be cancelled upon such optionee's termination of service as an Eligible Director. When such termination occurs, however, by reason of voluntary mid-term resignation, declining to stand for re-election (whether as a result of reaching mandatory retirement age or otherwise), becoming an employee of the Corporation or a subsidiary, or becoming disabled all outstanding options held by such optionee on the date of such termination shall continue to be fully exercisable for five years following the date of such termination. In the event of the death of an optionee (whether before or after termination of service as an Eligible Director), all outstanding options held by such optionee and not previously cancelled or expired on the date of death shall be fully exercisable by such optionee's legal representative within one year after the date of death (without regard to the expiration date of the option specified in accordance with the preceding sentence). No option shall be transferable by an optionee other than by will or the laws of descent and distribution and during the lifetime of the individual to whom an option is granted it may be exercised only by such individual or such individual's guardian or legal representative, except that options may be transferred pursuant to a qualified domestic relations order, or to a member of the optionee's immediate family under rules established by the Board of Directors.

     Restoration Options. Any Eligible Director who exercises an option granted under the 2001 Non-Employee Directors Plan within seven years of the option's grant by delivering shares of Common Stock in satisfaction or partial satisfaction of the exercise price shall be automatically granted a Restoration Option under the 2001 Non-Employee Directors Plan, subject to certain conditions. The Restoration Option shall entitle the holder to purchase a number of shares of Common Stock equal to the number so surrendered at a purchase price of 100% of the per share fair market value on the date the Restoration Option is granted, and shall otherwise have the terms and conditions of options granted under the 2001 Non-Employee Directors Plan as described above. No Restoration Option shall be granted if (i) the per share fair market value on the date of exercise is not at least 125% of the exercise price of the original option, (ii) the exercising optionee is not an Eligible Director on the date of exercise of the original option or (iii) the original option is itself a Restoration Option.

     Mergers, Sales and Change of Control. In the case of certain mergers, consolidations or combinations of the Corporation with or into other corporations, or in the event of a Change of Control of the Corporation, as defined in the 2001 Non-Employee Directors Plan, the holder of each option (including a Restoration Option) then outstanding shall (unless the Board determines otherwise) have the right to receive on the date or effective date of such event a payment in an amount calculated as set forth in the 2001 Non-Employee Directors Plan in exchange for such options.

     Plan Amendments. The 2001 Non-Employee Directors Plan may be amended by the Board as it shall deem advisable. Without the authorization and approval of Shareholders, however, the Board may not increase the number of shares which may be purchased pursuant to options granted under the 2001 Non-Employee Directors Plan, change the requirement that option and Restoration Option grants be priced at 100% of fair market value on the date of grant, or modify in any respect the class of individuals who constitute Eligible Directors.

     Term of Plan. The adoption of the 2001 Non-Employee Directors Plan has been approved by the Board and shall become effective upon its approval by the Shareholders. The 2001 Non-Employee Directors Plan shall terminate on the day following the Annual Shareholders Meeting at which Directors are elected in the year 2006 (except for the automatic grant of Restoration Options which shall continue until the seventh anniversary of such Annual Shareholders Meeting) unless the 2001 Non-Employee Directors Plan is extended or terminated at an earlier date by Shareholders.

FEDERAL INCOME TAX CONSEQUENCES

     Under present Federal income tax laws, options (including Restoration Options) granted under the 2001 Non-Employee Directors Plan would have the following tax consequences.

     1. When an optionee exercises an option, the difference between the option price and any higher market value of the stock on the date of exercise will be ordinary income to the optionee and will be allowed as a deduction for Federal income tax purposes to the Corporation. When an optionee disposes of shares acquired by the exercise of the option, any amount received in excess of the market value of the shares on the date of exercise will be treated as long or short term capital gain, depending upon the holding period of the shares. If the amount received is less than the market value of the shares on the date of exercise, the loss will be treated as long or short term capital loss, depending upon the holding period of the shares.

     2. To the extent that an optionee pays all or part of the option price of a non-statutory option by tendering shares of Common Stock owned by the optionee, the rules described in paragraph 1 above apply, except that the number of shares received upon such exercise which is equal to the number of shares surrendered as payment of the option price shall have the same tax basis and tax holding period as the shares surrendered. Generally, the additional shares received upon such exercise have a tax basis equal to the amount of ordinary income recognized on such exercise and a holding period which commences on the date of exercise.

     The foregoing discussion summarizes the Federal income tax consequences of the 2001 Non-Employee Directors Plan based on current provisions of the Internal Revenue Code, which are subject to change. The summary does not cover any state or local tax consequences of participation in the 2001 Non-Employee Directors Plan.

                            ------------------------

     The affirmative vote of holders of a majority of the shares of Common Stock of the Corporation present or represented by proxy at the Annual Meeting is required for approval of the proposal to adopt the 2001 Non-Employee Directors Plan.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ADOPTION OF THE 2001 NON-EMPLOYEE DIRECTORS PLAN.

                  VOTING, SOLICITATION OF PROXIES, SHAREHOLDER
                           PROPOSALS AND NOMINATIONS

     The Proxy, if returned properly executed or voted as directed by touch-tone telephone or by accessing the Internet and not subsequently revoked by written notice delivered to the Secretary of the Corporation, will be voted in accordance with the choice made by the Shareholder with respect to the proposals listed thereon. If the authority to vote for the Board of Directors' nominees, or any such nominee, for election as a Director is not withheld, the Proxy will be voted for the election of the Board of Directors' nominees for election as Directors. If a choice is not made to vote with respect to the proposals to approve the Global Employee Stock Purchase Plan (2001), the Annual Incentive Compensation Plan (2001) or the Stock Option Plan for Non-Employee Directors
(2001), the proxy will be voted for each such proposal. If a choice is not made to vote with respect to the selection of independent auditors for the year 2001, the proxy will be voted for such proposal.

     Under New Jersey law and the Corporation's By-Laws, each share of Common Stock outstanding on the record date is entitled to one vote at the Annual Meeting of Shareholders, and the presence in person or by proxy of the holders of shares entitled to cast a majority of the votes constitutes a quorum. Votes are tabulated by the Corporation's transfer agent using the transfer agent's automated system. Under New Jersey law, Directors are elected by a plurality of the votes cast at the meeting. Approval of The Chubb Corporation Stock Option Plan for Non-Employee Directors (2001) requires the affirmative vote of the holders of a majority of the shares of Common Stock of the Corporation present or represented by proxy at the Annual Meeting. Approval of the selection of independent auditors, approval of The Chubb Corporation Global Employee Stock Purchase Plan (2001) and approval of the 2001 Cash Incentive Plan each require the affirmative vote of a majority of the votes cast by Shareholders entitled to vote at the Annual Meeting. Proxies submitted with abstentions and broker non-votes are included in determining whether or not a quorum is present. Votes withheld for the election of Directors have no impact on the election of Directors, except that votes withheld may result in another individual receiving a higher number of votes cast. Abstentions will not be counted in tabulating the votes with respect to the approval of selection of independent auditors, the approval of the 2001 Cash Incentive Plan or the approval of The Chubb Corporation Global Employee Stock Purchase Plan (2001), but will have the effect of votes against approval of The Chubb Corporation Stock Option Plan for Non-Employee Directors (2001). Broker non-votes will not be counted in tabulating the votes with respect to the proposals presented to Shareholders.

     The Board of Directors is aware of no matters other than those specifically stated in the Notice of Annual Meeting which are to be presented for action at the meeting. However, should any further matter requiring a vote of the Shareholders arise, it is the intention of the persons named in the Proxy to vote the Proxy in accordance with their judgment.

     The cost of this solicitation of proxies is being borne by the Corporation. In addition to the solicitation of proxies by use of the mails, the Corporation may use the services of one or more Directors, officers or other regular employees of the Corporation (who will receive no additional compensation for their services in such solicitation) to solicit proxies personally and by telephone. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the shares held of record by such persons and the Corporation will reimburse them for reasonable expenses actually incurred by them in so doing. In addition, the Corporation has retained Georgeson Shareholder Communications Inc., New York, New York, to aid in the solicitation of proxies by mail, in person and by telephone for a fee which is estimated not to exceed $12,500 plus out-of-pocket expenses.

     Proposals by Shareholders intended to be presented at the 2002 Annual Meeting must be received by the Corporation no later than November 23, 2001 in order to be qualified for inclusion in the Corporation's Proxy Statement and form of proxy for such meeting. Under the Corporation's By-Laws, proposals intended to be presented at an Annual Meeting without inclusion in the Corporation's Proxy Statement for the meeting, and/or nominations of persons for election as directors at an Annual Meeting, may be made by a Shareholder who was a Shareholder of record at the time of the giving of notice to the Corporation of such proposal or nomination, who is entitled to vote at such Annual Meeting and who complies with the notice procedures set forth in the Corporation's By-Laws. For such business and/or nominations to be properly brought before an Annual Meeting, written notice thereof shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not less than 90 nor more than 120 days prior to the first anniversary of the preceding year's Annual Meeting. Such notice shall set forth (A) as to such business that the Shareholder proposes to bring before the meeting, a brief description of such business, the reasons for conducting such business at the meeting, any material interest of such Shareholder in such business and the beneficial owner, if any, on whose behalf the proposal is made, (B) as to each person whom the Shareholder proposes to nominate for election as a director, all information relating to such person that would be required to be disclosed in a solicitation of proxies for the election of such person as a director pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person's written consent to being named in the Proxy Statement as a nominee and to serving as a director if so elected); and (C) as to the Shareholder giving the notice and the beneficial owner, if any, on whose behalf the proposal or nomination is made (1) the name and address of such Shareholder, as they appear on the Corporation's books, and of such beneficial owner and (2) the class and number of shares of the Corporation which are owned beneficially and of record by such Shareholder and such beneficial owner.

     A copy of Article III, Section 10, of the Corporation's By-Laws, which covers the foregoing matters, is available without charge to stockholders of record upon written request to the Corporation at its principal executive offices, attention: Henry G. Gulick, Vice President and Secretary, 15 Mountain View Road, P.O. Box 1615, Warren, New Jersey 07061-1615.

                      By order of the Board of Directors,

                                          HENRY G. GULICK
                                             Vice President and Secretary

March 23, 2001

                                                                       EXHIBIT A

                             THE CHUBB CORPORATION

                   GLOBAL EMPLOYEE STOCK PURCHASE PLAN (2001)

     1. PURPOSE OF THE PLAN. The purpose of the Global Employee Stock Purchase Plan (2001) (the "Plan") is to amend and restate the Stock Purchase Plan (1989) in order to continue to provide employment incentive through a capital accumulation opportunity, link employee and shareholder interests, and provide an opportunity for employees of The Chubb Corporation (hereinafter called the "Corporation") and certain of its subsidiaries to purchase the Corporation's stock.

     2. ADMINISTRATION OF THE PLAN. The Plan shall be administered by the Organization & Compensation Committee (the "Committee") as from time to time appointed pursuant to the By-Laws of the Corporation. The Committee shall have full power and authority to construe and interpret the Plan and may from time to time adopt such rules and regulations for carrying out the Plan as it may deem best. Decisions of the Committee shall be final, conclusive and binding upon all parties, including the Corporation, its stockholders and its employees.

     The Committee may in its sole discretion determine from time to time that the Corporation shall grant purchase rights under an offering ("Offering") to all of the then eligible employees, provided, however, that it shall be under no obligation to do so.

     3. PARTICIPATION IN THE PLAN. The individuals who shall be eligible to receive grants of purchase rights under an Offering shall be all the employees (including directors who are employees) of the Corporation or of any Subsidiary of the Corporation designated by the Committee as a Participating Subsidiary in an Offering, except those employees who, on the date as of which purchase rights are granted under an Offering (the "Grant Date" in respect of each purchase right), are in paybands seven and above (or their equivalents), have less than one year of continuous employment with the Corporation or a Participating Subsidiary immediately prior thereto or whose customary employment on such date is, or at any time during such one year period was, less than twenty hours per week; provided, however, that a purchase shall only be effected with an employee of a Subsidiary only if such purchase will, under the applicable provisions of the Internal Revenue Code as then in effect, qualify for the same tax treatment as would be accorded if such employee was then an employee of the Corporation; and further provided, that no individual shall be eligible to effect a purchase under an Offering if immediately thereafter and after giving effect thereto, the aggregate value or voting power of all shares of stock of the Corporation and any Subsidiary then owned by such individual, either directly or indirectly, within the meaning of the applicable sections of the Internal Revenue Code and including all shares of stock with respect to which such individual holds options, would equal or exceed in the aggregate 5% of the total value or combined voting power of all classes of stock of any corporation in an unbroken chain of corporations beginning with the Corporation (including the Corporation), in which each corporation other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations of such chain (all corporations other than the Corporation in such chain herein called "Subsidiaries" or individually a "Subsidiary"). The term "Compensation" as used in this Plan means annual salary and does not include any bonus, overtime payment, contribution to an employee benefit plan or other similar payment or contribution. Employment by a corporation, business or business unit substantially all of the stock or assets, of which have been acquired by the Corporation or a Participating Subsidiary or employment by a corporation which has been merged with or into the Corporation or a Participating Subsidiary shall be considered as employment by the Corporation or a Participating Subsidiary for all purposes of the Plan, including for purposes of determining whether or not an employee of the Corporation or a Participating Subsidiary has met the one year employment requirement set forth above.

     4. STOCK. The stock subject to the purchase rights shall be, in the discretion of the Board of Directors of the Corporation, either authorized but unissued shares of the Common Stock of the Corporation ("Common Stock") or shares of Common Stock held in the treasury of the Corporation or any Subsidiary of the Corporation, including shares purchased in the open market or otherwise. Subject to adjustment in accordance with the provisions of paragraph 6(h) hereof, the total number of shares of Common Stock which may be the subject of such Agreements shall not exceed in the aggregate 7,900,000 shares.

     In the event that any shares of Common Stock which are the subject of an Offering are not purchased, such unpurchased shares of Common Stock may again be available for subsequent Offerings.

     5. NUMBER OF SHARES WHICH AN EMPLOYEE MAY PURCHASE. An eligible employee may elect to purchase under an Offering a number of shares of Common Stock determined by the Committee but in no event greater than the number of shares of Common Stock with a fair market value (determined as provided in Section 6(b)) on the Grant Date, not in excess of 2 1/4 times 10% of the employee's rate of Compensation as of the Grant Date, in each case as determined from the payroll records of the Corporation and the Participating Subsidiaries.

     Notwithstanding the foregoing provisions of this Plan no individual may elect to purchase under Offerings in any single calendar year, a number of shares of Common Stock which, together with all other shares in the Corporation and Subsidiaries which the employee may be entitled to purchase in such year pursuant to an Offering and under any other employee stock purchase plan, as defined in Section 423 of the Internal Revenue Code (as it may be amended from time to time), has an aggregate fair market value (measured in each case on the Grant Date) in excess of $25,000.

     6. TERMS AND CONDITIONS OF OFFERINGS:

     (a) General:

     The Offerings shall be in such form as the Committee shall from time to time approve, and shall contain such terms and conditions as the Committee shall prescribe not inconsistent with the Plan.

     (b) Purchase Price:

     The purchase price per share will be not less than 85% of the fair market value of a share of the Common Stock based on the average of the highest and lowest sales prices as reported for consolidated trading of issues listed on the New York Stock Exchange on the Grant Date.

     (c) Payment of Purchase Price:

     Each Offering shall prescribe the method or methods pursuant to which the purchase price of shares shall be paid by the employee, including cash purchase and cashless exercise purchase methods.

     (d) Term of Offerings:

     Each Offering shall be dated as of the date purchase rights are granted under the Plan and shall have a stated term ending on a day (the "Expiration Date") which is not more than 27 months from such date.

     (e) When Shares Must be Purchased:

     Each Offering shall provide that, subject to earlier purchase pursuant to Paragraph 6(g) hereof, any shares to be purchased thereunder must be purchased during a purchase period ending no later than the Expiration Date (hereinafter called the "Purchase Period") provided, however, that the Offering may provide that if the fair market value (determined in accordance with Section 6(b) hereof) during the Purchase Period is less than the purchase price per share of the Offering (increased by any amount necessary to pay transaction fees as in the case of a cashless exercise), no purchase will be made during the Purchase Period and the purchase rights will be terminated.

     (f) Employee's Purchase Directions:

     Except as provided in Section 6(e) hereof and subject to earlier purchase pursuant to Paragraph 6(g) hereof, each Offering shall provide that the employee during the Purchase Period may purchase all of the shares covered by such Offering unless the employee shall, in the manner provided for in the Offering, notify the Secretary of the Corporation, or such other persons specified in the Offering, during an election period established under an Offering that the employee does not desire to purchase any of such shares or desires to purchase fewer than all of such shares.

     (g) Termination of Employment and Change in Control:

     Each Offering shall specify the applicable rules in respect of the effect of the death, disability, retirement or other termination of employment of the employee and the effect, if any, of a change in control of the Corporation.

     (h) Adjustments:

     In the event that the Committee shall determine that any stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off combination, exchange of shares, warrants or rights offering to purchase Common Stock at a price substantially below fair market value, or other similar corporate event affects the Common Stock such that an adjustment is required in order to preserve the benefits or potential benefits intended to be made available under this Plan, then the Committee shall, in its sole discretion, and in such manner as the Committee may deem equitable, adjust any or all of (1) the number and kind of shares which thereafter may be made the subject of Offerings under the Plan, (2) the number and kind of shares subject to outstanding Offerings and (3) the purchase price with respect to any of the foregoing and/or, if deemed appropriate, make provision for a cash payment to a person who has outstanding purchase rights provided, however, that the number of shares subject to any such purchase rights shall always be a whole number.

     (i) Assignability:

     No rights hereunder shall be assignable or transferable except by will or by the laws of descent and distribution. During the lifetime of an employee who has been granted purchase rights under an Offering the shares which are covered by such purchase rights may be purchased only by the employee.

     (j) Employee's Agreement:

     If, at the time of the purchase of shares which are covered by purchase rights under an Offering, in the opinion of counsel for the Corporation, it is necessary or desirable, in order to comply with any applicable laws or regulations relating to the sale of securities, that the employee purchasing such shares shall agree that such employee will purchase such shares for investment and not with any present intention to resell the same, the employee will, upon the request of the Corporation, execute and deliver to the Corporation an agreement to such effect. The Corporation may also require that a legend setting forth such investment intention be stamped or otherwise written on the certificates for shares purchased pursuant to the Plan.

     (k) Rights as a Shareholder:

     An employee who has been granted purchase rights hereunder shall have no rights as a shareholder with respect to shares covered by such purchase rights until the date of the issuance of the shares to the employee. No adjustment will be made for dividends or other rights for which the record date is prior to the date of such issuance. For purposes of this Plan, the Corporation, in lieu of the issuance of certificates, may utilize a book entry account system for recording ownership of shares of Common Stock, subject to the rules generally applicable to such system.

     7. TERM OF PLAN. No grant of purchase rights shall be made after April 24, 2011.

     8. AMENDMENTS. The Plan is wholly discretionary in nature. As such, the Board of Directors may, in its sole discretion, from time to time alter, amend, suspend, or discontinue the Plan or alter or amend any and all purchase rights; provided, however, that no such action of the Board of Directors may, without the approval of the Shareholders, make any amendment for which Shareholder approval is necessary to comply with any tax or regulatory requirement with which the Committee has determined it is necessary or advisable to have the Corporation comply. Subject to the limitations in this Section 8 relating to Shareholder approval, the Committee may, in its sole discretion, make such amendment or modification to the Plan or any purchase rights granted thereunder as is necessary or desirable to comply with, or effectuate administration of the Plan under the laws, rules or regulations of any foreign jurisdiction, the laws of which may be applicable to the Plan or its participants thereunder.

     9. APPLICATION OF FUNDS. The proceeds received by the Corporation from the sale of Common Stock pursuant to an Offering will be used for general corporate purposes.

   10. GOVERNING LAW. This Plan and all Offerings shall be construed in accordance with and governed by the laws of the State of New York.

                                                                       EXHIBIT B

                             THE CHUBB CORPORATION

                   ANNUAL INCENTIVE COMPENSATION PLAN (2001)

     1. PURPOSE. The purpose of The Chubb Corporation Annual Incentive Compensation Plan (the "Plan") is to provide The Chubb Corporation (the "Company") and its subsidiaries with an effective means of attracting, retaining and motivating officers and other key employees and to provide them with incentives to enhance the growth and profitability of the Company.

     2. EFFECTIVE DATE OF THE PLAN. The Plan shall become effective as of January 1, 2001, subject to approval by the Shareholders of the Corporation.

     3. ADMINISTRATION. The Plan shall be administered by the Organization & Compensation Committee (the "Committee") of the Board of Directors of the Company. Subject to the provisions of the Plan, the Committee shall be authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan and to make all other determinations necessary or advisable for the administration of the Plan. The determination of the Committee in the administration of the Plan, as described herein, shall be final and conclusive.

     4. ELIGIBILITY. Incentive Compensation awards under the Plan for any fiscal year of the Company ("Fiscal Year") may be granted to those key employees and officers (including officers who are directors) of the Company and its subsidiaries ("Participants"), who shall be selected by the Committee after consideration of management's recommendations. Subsidiaries shall mean any business entity in which the Company owns, directly or indirectly, 50% or more of the total combined voting power of all classes of stock.

     5. ANNUAL INCENTIVE POOL DETERMINATION. As soon as practicable either before or after the beginning of each Fiscal Year, the Committee shall designate a list of Participants for such Fiscal Year, designate target awards by salary grade or such other standard determined by the Committee and establish a target award pool, which shall be the sum of target awards for all Participants. The Committee shall also determine target financial goals for the year which shall be based on one or more of the following Company subsidiary, operating unit or division financial performance measures: (i) combined loss and expense ratio;
(ii) earnings per share; (iii) net income; (iv) operating efficiency; (v) return on average equity; (vi) cash return on average equity; (vii) return on average assets; (viii) earnings before interest and taxes; (ix) operating income; (x) after tax operating income; (xi) cash flow(s); (xii) stock price; (xiii) strategic business objectives consisting of one or more objectives based on meeting specified cost targets, business expansion goals, and goals relating to acquisitions or divestitures; (xiv) except in the case of a "covered employee", as defined under Section 162(m) of the Internal Revenue Code, any other performance criteria established by the committee; or (xv) any combination of
(i) through (xiii).

     Each goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company and/or the past or current performance of other companies, and in the case of earnings-based measures, may use or employ comparisons relating to capital, shareholders' equity and/or shares outstanding, or to assets or net assets. and construct a schedule around such goals that would result in the earning of from 0% to 200% of the target award pool depending upon what percentage or percentages of the financial goal or goals were achieved. As soon as practicable after the end of the Fiscal Year, the Committee shall determine the percentage of the target award pool available for payment based upon such schedule and after considering management's recommendations, if any, that the effect of unusual items on the financial results for such Fiscal Year be excluded from the calculations.

     6. AWARD DETERMINATION. As soon as practicable after the end of the Fiscal Year, the Committee shall approve incentive award payments to Participants which are based both on the size of the target award pool available and upon management's assessment of the Participant's individual performance during the Fiscal Year but in no event may the Committee increase an award to a participant deemed to be a covered employee over such amounts payable based on the objective criteria established at the outset of the Fiscal Year for which the award is made, nor shall the maximum award payable to any such covered employee exceed $5,000,000. The Committee shall have no obligation to pay out all of the award pool for a Fiscal Year, but in no event can the total amount paid exceed 200% of the target award pool for such Fiscal Year. Except as provided in Section 8 with respect to deferred awards, Participants must be employed by the Company or one of its subsidiaries as of the payment date under Section 7 to be eligible for award payments, provided, that if the Participant's employment is terminated prior to the payment date by reason of death, retirement on or after the Participant's Normal Retirement Date under the Company's Pension Plan, disability (as defined in such Pension Plan), or any other reason with the consent of the Committee, the Committee, in its sole discretion, may provide for an award payment to that Participant or the Participant's Designated Beneficiary, if applicable.

     7. FORM OF PAYMENT. All awards approved by the Committee for payment, unless deferred under Section 8, shall be paid in cash as soon as practicable after the end of the Fiscal Year.

     8. DEFERRALS. (a) From time to time, Participants may be offered the opportunity to defer receipt of all or a portion of their award, if any. Whether a deferral opportunity shall be offered for awards granted hereunder for a Fiscal Year shall be determined by the Committee in its sole discretion.

     (b) Deferred awards payable under this Plan shall not be funded but will constitute the general obligations of the Company.

     (c) The Committee shall have the right to terminate or limit the right of Participants to continue the previously elected deferral of an award for any Fiscal Year if the Committee in its sole discretion shall determine at any time that such continued deferral has become inadvisable because of changes in the Federal tax laws or any other circumstances which, in the judgment of the Committee, jeopardize the ability of the Company to appropriately finance the deferral of such award.

     9. MISCELLANEOUS PROVISIONS. The following miscellaneous provisions are applicable to this Plan:

     (a) Except in the event of the death of a Participant, the rights and interests of a Participant under the Plan may not be assigned, encumbered or transferred.

     (b) No employee or other person shall have any claim or right to be granted an award under the Plan. Neither the Plan nor any action taken thereunder shall be construed as giving any employee or other person any right to be retained in the employ of the Company or any of its subsidiaries.

     (c) The Company shall have the right to deduct from all payments made under the Plan any taxes required by law to be withheld with respect to such payments.

     (d) The Plan shall be construed in accordance with and governed by the laws of the State of New York.

     (e) Each Participant shall designate in a manner determined by the Committee a beneficiary (the "Designated Beneficiary") to receive payments due hereunder in the event of such Participant's death. If no Designated Beneficiary survives the Participant, it shall be the surviving spouse of the Participant or, if there is no surviving spouse, it shall be the estate of the Participant.

     10. TERMINATION. The Board of Directors of the Company may amend, suspend, or terminate any or all provisions of the Plan at any time, provided that no such amendment, suspension or termination shall adversely affect, without the Participants' consent, any awards previously granted to them.

     11. OTHER PLANS OR PAYMENTS. Nothing in the Plan shall be construed as limiting the authority of the Committee, the Board of Directors, the Company or any subsidiary, to establish any other deferred compensation plan or as in any way limiting their authority to pay bonuses or other supplemental compensation to any persons employed by the Company or a subsidiary, whether or not such person is a Participant in this Plan and regardless of how the amount of such compensation or bonus is determined.

                                                                       EXHIBIT C

                             THE CHUBB CORPORATION

              STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS (2001)

1.  PURPOSE

     The purpose of The Chubb Corporation Stock Option Plan for Non-Employee Directors (2001) (the "Plan") is to increase the proprietary and vested interest of the non-employee directors of The Chubb Corporation (the "Corporation") in the growth and performance of the Corporation by granting such directors options to purchase shares of Common Stock, $1.00 par value per share (the "Stock"), of the Corporation.

2.  ADMINISTRATION

     The Plan shall be administered by the Corporation's Board of Directors (the "Board"). Subject to the provisions of the Plan, the Board shall be authorized to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan and to make all other determinations necessary or advisable for the administration of the Plan; provided, however, that the Board shall have no discretion with respect to the selection of directors eligible to receive options under the Plan or the purchase price thereunder. The determinations of the Board in the administration of the Plan, as described herein, shall be final and conclusive. The Secretary of the Corporation shall be authorized to implement the Plan in accordance with its terms and to take such actions of a ministerial nature as shall be necessary to effectuate the intent and purposes thereof. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of New York.

3.  ELIGIBILITY

     The class of individuals eligible for grant of options and Restoration Options under the Plan shall be Eligible Directors, as defined below. Eligible Director shall mean a director of the Corporation who is not an employee of the Corporation or its subsidiaries and has not, within one year immediately preceding the determination of such director's eligibility, received any award under any plan of the Corporation or its subsidiaries that entitles the participants therein to acquire stock, stock options or stock appreciation rights of the Corporation or its subsidiaries. Any holder of an option granted hereunder shall hereinafter be referred to as a "Participant".

4.  SHARES SUBJECT TO THE PLAN

     Subject to adjustment as provided in Section 8, an aggregate of 400,000 shares of Stock shall be available for issuance upon the exercise of options and Restoration Options, as described in Section 6, granted under the Plan. The shares of Stock deliverable upon the exercise of options and Restoration Options may be made available from authorized but unissued shares or shares reacquired by the Corporation, including shares purchased in the open market or in private transactions. If any option or Restoration Option granted under the Plan or the Corporation's Stock Option Plans for Non-Employee Directors (1988), (1992) and
(1996) shall terminate for any reason without having been exercised, the shares subject to, but not delivered under, such option shall be available for other options and Restoration Options under the Plan.

5.  GRANT, TERMS AND CONDITIONS OF OPTIONS

     Each individual who is an Eligible Director will be granted an option to purchase 4,000 shares of Stock, or such lesser amount as may be determined by the Board, as of the date of each Annual Shareholders Meeting following the effectiveness of the Plan at which such individual is elected or reelected to the office of director. The options granted will be nonstatutory stock options not intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and shall have the following terms and conditions:

     (a) Price. The purchase price per share of Stock deliverable upon the exercise of each option shall be 100% of the Fair Market Value per share of the Stock on the date the option is granted. For purposes of this Plan, Fair Market Value shall be the average of the highest and lowest per share sales prices as reported for consolidated trading of issues listed on the New York Stock Exchange on the date in question, or, if the Stock shall not have traded on such date, the average of the highest and lowest per share sales prices on the first date prior thereto on which the Stock was so traded.

     (b) Payment. Options may be exercised only upon payment of the purchase price thereof in full. Such payment shall be made in cash or in Stock owned for at least six months by the Eligible Director, which shall have a Fair Market Value (determined in accordance with the rules of paragraph (a), above) at least equal to the aggregate exercise price of the shares being purchased, or a combination of cash and Stock.

     (c) Exercisability and Term of Options. Options shall be exercisable in whole or in part at all times during the period beginning on the date of grant until terminated, as provided in paragraph (d), below.

     (d) Termination of Service as Eligible Director.

     (i) Except as provided in subparagraph (ii) of this paragraph (d), all outstanding options held by a Participant shall be automatically cancelled upon such Participant's termination of service as an Eligible Director.

     (ii) Upon termination of a Participant's service as an Eligible Director by reason of such Participant's voluntary mid-term resignation, declining to stand for reelection (whether as a result of the Corporation's mandatory retirement program or otherwise), becoming an employee of the Corporation or a subsidiary thereof or becoming disabled (as defined in the Corporation's pension plan), all outstanding options held by such Participant on the date of such termination shall expire five years from the date upon which the Participant ceases to be an Eligible Director. In the event of the death of a Participant (whether before or after termination of service as an Eligible Director), all outstanding options held by such Participant (and not previously cancelled or expired) on the date of such death shall be fully exercisable by the Participant's legal representative within one year after the date of death (without regard to the expiration date of the option specified in accordance with the preceding sentence).

     (e) Non-transferability.

     (i) Except as provided in (ii) below, no option shall be assignable or transferable, no right or interest of any Participant shall be subject to any lien, obligation or liability of the Participant, except by will or the laws of descent and distribution, and during the lifetime of the Participant to whom an option is granted, it may be exercised only by the Participant or by the Participant's legal guardian or legal representative. Notwithstanding the above, options may be transferred pursuant to a qualified domestic relations order.

     (ii) Notwithstanding subparagraph (i) above, the Board may determine that an option may be transferred by a Participant to one or more members of the Participant's immediate family, to a partnership of which the only partners are members of the Participant's immediate family, or to a trust established by the Participant for the benefit of one or more members of the Participant's immediate family. For this purpose immediate family means the Participant's spouse, parents, children, grandchildren and the spouses of such parents, children and grandchildren. A transferee described in this subparagraph may not further transfer an option. Subject to such conditions that may be determined by the Board or a person or persons designated by the Board, an option transferred pursuant to this subparagraph shall remain subject to all of the applicable provisions of the Plan and the written option agreement.

     (f) Listing and Registration. Each option and Restoration Option shall be subject to the requirement that if at any time the Board shall determine, in its discretion, that the listing, registration or qualification of the Stock subject to such option upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such option or the issue or purchase of shares thereunder, no such option may be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any condition not acceptable to the Board.

     (g) Option Agreement. Each option and Restoration Option granted hereunder shall be evidenced by an agreement with the Corporation which shall contain the terms and provisions set forth herein and shall otherwise be consistent with the provisions of the Plan.

6.  GRANT, TERMS AND CONDITIONS OF RESTORATION OPTIONS

     In the event that, within seven years of the date of grant of an option granted hereunder (the "original option"), an Eligible Director delivers shares of the Stock in payment of the exercise price of the original option in accordance with Section 5(b) such Eligible Director shall be granted a Restoration Option, subject to the satisfaction of the conditions and criteria set forth below. Restoration Options will be nonstatutory options not intended to qualify under Section 422 of the Code and shall have the following terms and provisions:

     (a) Number of Shares. A Restoration Option shall entitle the holder thereof to purchase a number of shares of Stock equal to the number of such shares delivered upon exercise of the original option.

     (b) Price. A Restoration Option shall have a per share exercise price of 100% of the per share Fair Market Value, determined in accordance with Section 5(a), of the Stock on the date of grant of such Restoration Option.

     (c) Conditions. Notwithstanding any other provision of this Section 6 no Restoration Option shall be granted if (i) the per share Fair Market Value of the Stock is not at least 125% of the exercise price of the original option,
(ii) the original option is a Restoration Option or (iii) the exercising Participant is not an Eligible Director on the date of exercise.

     (d) Other Provisions. Restoration Options shall be subject to all the other terms and conditions set forth in Section 5, except as expressly set forth and as modified in this Section 6.

7.  ADJUSTMENT OF AND CHANGES IN STOCK

     In the event of a stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Stock at a price substantially below fair market value, or other similar corporate event affects the Stock such that an adjustment is required in order to preserve the benefits or potential benefits intended to be made available under this Plan, then such an adjustment shall be made to any or all of (1) the number and kind of shares which thereafter may be awarded or optioned and sold under the Plan, (2) the number of options to be granted each year under Section 5, (3) the number and kind of shares subject to outstanding Options and Restoration Options, and (3) the grant or exercise price with respect to any of the foregoing; provided, however, that the number of shares subject to any Option or Restoration Option shall always be a whole number.

8.  MERGERS, SALES AND CHANGE OF CONTROL

     In the case of (i) any merger, consolidation or combination of the Corporation with or into another corporation (other than a merger, consolidation or combination in which the Corporation is the continuing corporation and which does not result in its outstanding Stock being converted into or exchanged for different securities, cash or other property, or any combination thereof) or a sale of all or substantially all of the assets of the Corporation or (ii) a Change in Control (as defined below) of the Corporation, the holder of each option (including for purposes of this Section any Restoration Option) then outstanding immediately prior to such Change in Control shall (unless the Board determines otherwise) have the right to receive on the date or effective date of such event an amount in exchange for such options equal to the excess of the Fair Market Value on such date of (a) the securities, cash or other property, or combination thereof, receivable upon such merger, consolidation or combination in respect of a share of Stock, in the cases covered by clause (i) above, or in the case of a sale of assets referred to in such clause (i), a share of Stock, or (b) the final tender offer price in the case of a tender offer resulting in a Change in Control or (c) the value of the Stock covered by the option as determined by the Board, in the case of Change in Control by reason of any other event, over the exercise price of such option, multiplied by the number of shares of Stock subject to such option. Unless otherwise determined by the Board, such amount will be payable fully in cash.

     Any determination by the Board made pursuant to this Section 8 will be made as to all outstanding options and shall be made (a) in cases covered by clause
(i) above, prior to the occurrence of such event, (b) in the event of a tender or exchange offer, prior to the purchase of any Stock pursuant thereto by the offeror and (c) in the case of a Change in Control by reason of any other event, just prior to or as soon as practicable after such Change in Control.

     A "Change in Control" shall be deemed to have occurred if (a) any person, or any two or more persons acting as a group, and all affiliates of such person or persons, shall own beneficially 25% or more of the Stock outstanding, or (b) if following (i) a tender or exchange offer for voting securities of the Corporation (other than any such offer made by the Corporation), or (ii) a proxy contest for the election of directors of the Corporation, the persons who were directors of the Corporation immediately before the initiation of such event (or directors who were appointed by such directors) cease to constitute a majority of the Board of Directors of the Corporation upon the completion of such tender or exchange offer or proxy contest or within one year after such completion.

9.  NO RIGHTS OF SHAREHOLDERS

     Neither a Participant nor a Participant's legal representative shall be, or have any of the rights and privileges of, a shareholder of the Corporation in respect of any shares purchasable upon the exercise of any option or Restoration Option, in whole or in part, unless and until certificates for such shares shall have been issued.

10.  PLAN AMENDMENTS

     The Plan may be amended by the Board, as it shall deem advisable or to conform to any change in any law or regulation thereto; provided, that the Board may not, without the authorization and approval of shareholders: (i) increase the number of shares which may be purchased pursuant to options or Restoration Options hereunder, either individually or in the aggregate, except as permitted by Section 7, (ii) change the requirements of Sections 5(a) and 6(b) that option grants be priced at Fair Market Value, except as permitted by Section 7, (iii) modify in any respect the class of individuals who constitute Eligible Directors.

11.  EFFECTIVE DATE AND DURATION OF PLAN

     The Plan shall become effective on the day after the Corporation's Annual Shareholders Meeting at which the Plan is approved by Shareholders. The Plan shall terminate on the day following the Annual Shareholders Meeting at which Directors are elected in the year 2006, unless the Plan is extended or terminated at an earlier date by Shareholders; provided, however, that grants of Restoration Options pursuant to Section 6 shall continue until the seventh anniversary of the grant of the original option.

                                                                       EXHIBIT D

                             THE CHUBB CORPORATION

                            AUDIT COMMITTEE CHARTER

STATEMENT OF POLICY

     The Audit Committee is appointed by the Board of Directors to assist the Board of Directors in monitoring (1) the integrity of the financial statements of the Corporation, (2) the compliance by the Corporation with legal and regulatory requirements, (3) the independence and performance of the Corporation's independent auditors and (4) the performance of the Corporation's internal auditors. In discharging its role, the Audit Committee is empowered to investigate any matter brought to its attention with full access to the books, records, facilities and personnel of the Corporation and to retain outside counsel or other experts for this purpose.

ORGANIZATION OF AUDIT COMMITTEE

     The Board of Directors shall appoint the members of the Audit Committee. The Audit Committee shall consist of at least three directors, each of whom is independent of management and the Corporation. Members of the Audit Committee shall be considered independent if, in the business judgment of the Corporation's Board of Directors, they have no relationship that may interfere with the exercise of their independence from management and the Corporation. All members of the Audit Committee shall be financially literate, as determined by the Corporation's Board of Directors, and at least one member of the Audit Committee shall have accounting or related financial management expertise.

RESPONSIBILITIES AND PROCESSES

     The following shall be the principal recurring processes of the Audit Committee in carrying out its responsibilities. The processes are set forth as a guide with the understanding that the Audit Committee may supplement them as appropriate. While the Audit Committee has the responsibilities set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Corporation's financial statements are complete and accurate or prepared in accordance with generally accepted accounting principles. Management is responsible for preparing the Corporation's financial statements and the outside auditors are responsible for auditing those financial statements. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the outside auditors or to assure the Corporation's compliance with laws and regulations or the Corporation's code of business conduct.

     - The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board of Directors for approval.

     - The Audit Committee shall have a clear understanding with management and the outside auditors that the outside auditors are ultimately accountable to the Board of Directors and the Audit Committee. The Audit Committee shall evaluate the performance of the outside auditors and, if so determined by the Audit Committee, recommend that the Board of Directors replace the outside auditors. The Audit Committee shall review and approve the fees to be paid to the outside auditors and discuss with the auditors their independence from management and the Corporation and the matters included in the written disclosures required by the Independence Standards Board and, if appropriate, shall recommend that the Board of Directors take appropriate action in response to the outside auditors' report to satisfy itself of the outside auditors' independence. Annually, the Audit Committee shall review and recommend to the Board of Directors the selection of the Corporation's outside auditors, subject to Shareholders' approval.

     - The Audit Committee shall discuss with the internal auditors and the outside auditors the overall scope and plans for their respective audits, including the adequacy of staffing. The Audit Committee shall discuss with management, the internal auditors and outside auditors the adequacy and effectiveness of the Corporation's accounting and financial controls. The Audit Committee shall meet separately with the internal auditors and the outside auditors, with and without management present, to discuss the results of their examinations.

     - The Audit Committee shall annually review the report of the Corporation's loss reserves and shall meet with management and the Corporation's outside reserve advisors to discuss the adequacy of the Corporation's loss reserves.

     - In the event there are any matters identified with respect to the Corporation's interim financial statements that are required to be communicated to the Audit Committee by the outside auditors under generally accepted auditing standards, the Audit Committee shall review such matters with management and the outside auditors in a timely manner. The chair of the Audit Committee may represent the entire Audit Committee for the purposes of any such quarterly review.

     - The Audit Committee shall review with management and the outside auditors the financial statements to be included in the Corporation's Annual Report on Form 10-K (or the annual report to Shareholders if distributed prior to the filing of the Form 10-K), including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the Audit Committee shall discuss the results of the annual audit and any other matters required to be communicated to the Audit Committee by the outside auditors under generally accepted auditing standards. The Audit Committee shall cause to be prepared the report of the Audit Committee required by the rules of the Securities and Exchange Commission to be included in the Corporation's annual proxy statement.

     - The Audit Committee shall meet periodically with management to review the Corporation's major business risk exposures and the Corporation's procedures for monitoring and managing business risk and its policies and procedures regarding compliance with applicable laws and regulations and the Corporation's code of business conduct.

                              THE CHUBB CORPORATION
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     OF THE CORPORATION FOR THE ANNUAL MEETING TO BE HELD ON APRIL 24, 2001

                                     PROXY


The undersigned shareholder of THE CHUBB CORPORATION (the "Corporation") acknowledges receipt of the Notice of the Annual Meeting of Shareholders and Proxy Statement each dated March 23, 2001 and the undersigned revokes all prior proxies and appoints DEAN R. O'HARE, HENRY G. GULICK and PHILIP J. SEMPIER, and each of them, proxies for the undersigned to vote all shares of Common Stock of the Corporation, which the undersigned would be entitled to vote at the Annual Meeting of Shareholders to be held at 15 Mountain View Road, Warren, New Jersey at 11:00 a.m. on April 24, 2001 and any adjournment or postponement thereof, on all matters coming properly before said meeting.

This card also provides voting instructions for any shares of Chubb Common Stock held on the undersigned's behalf in The Chubb Corporation Employee Stock Ownership Plan and Capital Accumulation Plan.

On matters for which you do not specify a choice, your shares will be voted in accordance with the recommendation of the Board of Directors.

Nominees for the Election of Directors are:

01.  Zoe Baird
02.  John C. Beck
03.  Sheila P. Burke
04.  James I. Cash, Jr.
05.  Percy Chubb, III
06.  Joel J. Cohen
07.  James M. Cornelius
08.  David H. Hoag
09.  Dean R. O'Hare
10.  Warren B. Rudman
11.  Sir David G. Scholey, CBE
12.  Raymond G. H. Seitz
13.  Lawrence M. Small
14.  Karen Hastie Williams
15.  James M. Zimmerman
16.  Alfred W. Zollar



                 PLEASE MARK, SIGN, DATE AND RETURN PROXY CARD
                     PROMPTLY USING THE ENCLOSED ENVELOPE.

                                                                ----------------
                                                                SEE REVERSE SIDE
                                                                ----------------
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                            - FOLD AND DETACH HERE -

[X] PLEASE MARK YOUR                                                        1816
    VOTES AS IN THIS
    EXAMPLE.

WHEN PROPERLY EXECUTED THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3, 4 AND 5. THIS PROXY WILL ALSO SERVE TO INSTRUCT THE TRUSTEES OF THE CHUBB CORPORATION EMPLOYEE STOCK OWNERSHIP PLAN AND CAPITAL ACCUMULATION PLAN TO SIMILARLY VOTE ANY SHARES HELD FOR THE UNDERSIGNED IN SUCH PLANS.

--------------------------------------------------------------------------------
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" BOARD PROPOSALS 1, 2, 3, 4 AND 5.
--------------------------------------------------------------------------------


                                        FOR        WITHHELD
1.   Election of Directors
     (see reverse)                      / /         / /

To withhold authority to vote for any nominee, specify name below:

                                        FOR       AGAINST       ABSTAIN
2.   On independent auditors            / /         / /           / /

                                        FOR       AGAINST       ABSTAIN
3.   Approval of Stock                  / /         / /           / /
     Purchase Plan

                                        FOR       AGAINST       ABSTAIN
4.   Approval of Annual Incentive       / /         / /           / /
     Compensation Plan

                                        FOR       AGAINST       ABSTAIN
5.   Approval of Stock Option Plan      / /         / /           / /
     for Non-Employee Directors


When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If the signer is a corporation, sign the full corporate name by duly authorized officer.




--------------------------------------------------------------------------------
   SIGNATURE(S)                                              DATE

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                            - FOLD AND DETACH HERE -

                                     CHUBB
                          PROXY VOTING INSTRUCTION CARD

Your vote is important. Casting your vote in one of the three ways described on this instruction card votes all common shares of The Chubb Corporation that you are entitled to vote and gives voting instructions for any common shares held on your behalf in The Chubb Corporation Employee Stock Ownership Plan and Capital Accumulation Plan.

Please consider the issues discussed in the proxy statement and cast your vote by:

     [PC GRAPHIC]           -   Accessing the Internet site
                                http://www.eproxyvote.com/cb to vote via the
                                Internet.

     [PHONE GRAPHIC]        -   Using a touch-tone telephone to vote by phone
                                toll free from the U.S. or Canada. Simply dial
                                1-877-PRX-VOTE (1-877-779-8683) and follow the
                                instructions. When you are finished voting, your vote will be confirmed and the call will end.

     [ENVELOPE GRAPHIC]     -   Completing, dating, signing and mailing the
                                proxy card in the postage-paid envelope included with the proxy statement or sending it to The
                                Chubb Corporation c/o First Chicago Trust
                                Company of New York, a division of EquiServe, P.O. Box 8666, Edison, New Jersey 08818-9159.

You can vote by phone or via the Internet anytime prior to 12:00 midnight, Eastern Time, on April 23, 2001. You will need the control number printed at the top of this instruction card to vote by phone or via the Internet. Do not return your proxy card if you are voting by telephone or the internet.